                                                                    Exhibit-10.6

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                                  UPROAR LTD.,

                            UPROAR ACQUISITION, INC.

                                       AND

                      PRIZEPOINT ENTERTAINMENT CORPORATION

                                 APRIL 29, 1999

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
ARTICLE I THE MERGER .........................................................................................1
         1.1  The Merger......................................................................................1
         1.2  Closing; Effective Time.........................................................................2
         1.3  Effect of the Merger............................................................................2
         1.4  Articles of Incorporation; Bylaws...............................................................2
         1.5  Directors and Officers..........................................................................2
         1.6  Effect on Capital Stock.........................................................................2
         1.7  Surrender of Certificates.......................................................................4
         1.8  No Further Ownership Rights in Target Capital Stock.............................................6
         1.9  Lost, Stolen or Destroyed Certificates..........................................................6
         1.10 Resale Restrictions.............................................................................7
         1.11 Tax and Accounting Consequences.................................................................7
         1.12 Exemption from Registration.....................................................................7
         1.13 Taking of Necessary Action; Further Action......................................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET...........................................................7
         2.1  Organization, Standing and Power................................................................8
         2.2  Capital Structure...............................................................................8
         2.3  Authority.......................................................................................9
         2.4  Financial Statements...........................................................................10
         2.5  Absence of Certain Changes.....................................................................10
         2.6  Absence of Undisclosed Liabilities.............................................................11
         2.7  Litigation.....................................................................................11
         2.8  Restrictions on Business Activities............................................................11
         2.9  Governmental Authorization.....................................................................11
         2.10 Title to Property..............................................................................12
         2.11 Intellectual Property..........................................................................12
         2.12 Environmental Matters..........................................................................13
         2.13 Taxes..........................................................................................14
         2.14 Employee Benefit Plans.........................................................................15
         2.15 Certain Agreements Affected by the Merger......................................................17
         2.16 Employee Matters...............................................................................18
         2.17 Interested Party Transactions..................................................................18
         2.18 Insurance......................................................................................18
         2.19 Compliance With Laws...........................................................................19
         2.20 Minute Books...................................................................................19
         2.21 Brokers' and Finders' Fees.....................................................................19
         2.22 Shareholder Agreement; Irrevocable Proxies.....................................................19
         2.23 Vote Required..................................................................................19
         2.24 Board Approval.................................................................................19
         2.25 Material Contracts.............................................................................19
         2.26 No Breach of Material Contracts................................................................20
         2.27 Product Releases...............................................................................20

                                       i

         2.28 Year 2000......................................................................................20
         2.29 Accounting and Tax Matters.....................................................................21
         2.30 Representations Complete.......................................................................21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION SUB...................................21
         3.1  Organization, Standing and Power...............................................................21
         3.2  Capital Structure..............................................................................21
         3.3  Authority......................................................................................22
         3.4  Financial Statements...........................................................................22
         3.5  EASDAQ Filing..................................................................................23
         3.6  Absence of Undisclosed Liabilities.............................................................23
         3.7  Tax Matters....................................................................................23
         3.8  Complete Copies of Materials...................................................................23
         3.9  Board Approval.................................................................................23
         3.10 Representations Complete.......................................................................23
         3.11 Intellectual Property..........................................................................24
         3.12 Year 2000......................................................................................25

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...............................................................25
         4.1  Conduct of Business of Target .................................................................25
         4.2  Restriction on Conduct of Business of Target...................................................25
         4.3  No Solicitation................................................................................28

ARTICLE V ADDITIONAL AGREEMENTS..............................................................................28
         5.1  Preparation of Information Statement...........................................................28
         5.2  Meeting of Shareholders........................................................................29
         5.3  Access to Information..........................................................................29
         5.4  Confidentiality................................................................................29
         5.5  Public Disclosure..............................................................................29
         5.6  Consents; Cooperation..........................................................................30
         5.7  Shareholder Representation Agreements..........................................................30
         5.8  Shareholder Agreement/Irrevocable Proxies......................................................30
         5.9  Legal Requirements.............................................................................31
         5.10 Federal Securities and Blue Sky Laws...........................................................31
         5.11 Employee Benefit Plans.........................................................................31
         5.12 Escrow Agreement...............................................................................32
         5.13 Employees......................................................................................32
         5.14 Expenses.......................................................................................32
         5.15 Treatment as Reorganization....................................................................33
         5.16 Further Assurances.............................................................................33
         5.17 Preferred Stock................................................................................33
         5.18 Pooling Accounting.............................................................................33
         5.19 Pooling Letter.................................................................................33
         5.20 Easdaq Listing.................................................................................33
         5.21 Pooling Memorandum.............................................................................34
         5.22 Employee Bonuses...............................................................................34

                                       ii

ARTICLE VI CONDITIONS TO THE MERGER..........................................................................34
         6.1  Conditions to Obligations of Each Party to Effect the Merger...................................34
         6.2  Additional Conditions to Obligations of Target.................................................35
         6.3  Additional Conditions to the Obligations of Acquiror and Acquisition Sub.......................36

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER................................................................37
         7.1  Termination....................................................................................37
         7.2  Effect of Termination..........................................................................38
         7.3  Amendment......................................................................................38
         7.4  Extension; Waiver..............................................................................39

ARTICLE VIII ESCROW AND INDEMNIFICATION......................................................................39
         8.1  Escrow Fund....................................................................................39
         8.2  Indemnification................................................................................39
         8.3  Damage Threshold...............................................................................40
         8.4  Escrow Period..................................................................................41
         8.5  Claims upon Escrow Fund........................................................................41
         8.6  Objections to Claims...........................................................................42
         8.7  Resolution of Conflicts; Arbitration...........................................................42
         8.8  Shareholders' Agent............................................................................43
         8.9  Actions of the Shareholders' Agent.............................................................44
         8.10 Third-Party Claims.............................................................................44
         8.11 Exclusive Remedy...............................................................................44

ARTICLE IX GENERAL PROVISIONS................................................................................44
         9.1  Non-Survival at Effective Time.................................................................44
         9.2  Notices........................................................................................45
         9.3  Interpretation.................................................................................46
         9.4  Counterparts...................................................................................46
         9.5  Entire Agreement; Nonassignability; Parties in Interest........................................46
         9.6  Severability...................................................................................46
         9.7  Governing Law..................................................................................47

                                      iii

SCHEDULES

Target Disclosure Schedule
Schedule 2.2  - Target Securityholders
Schedule 2.3  - Agreements Requiring Consent
Schedule 2.5  - Certain Changes
Schedule 2.6  - Undisclosed Liabilities
Schedule 2.7  - Target Litigation
Schedule 2.10 - Target Real Property
Schedule 2.11 - Target Intellectual Property
Schedule 2.14 - Target Employee Plans
Schedule 2.15 - Agreements Affected by Merger
Schedule 2.17 - Interested Party Transactions
Schedule 2.18 - Target Insurance Policies
Schedule 2.25 - List of Material Contracts
Schedule 2.27 - Product Releases
Schedule 5.11 - Holders of Outstanding Target Options
Schedule 5.13 - Employees

Acquiror Disclosure Schedule
Schedule 3.11 - Acquiror Intellectual Property

EXHIBITS

Exhibit A - Shareholder Agreement
Exhibit B - Confidentiality Agreement
Exhibit C - Shareholder Representation Agreement
Exhibit D - Draft of Preliminary Prospectus for listing on EASDAQ

                      AGREEMENT AND PLAN OF REORGANIZATION

                  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of April 29, 1999, by and between Uproar Ltd., a Bermuda corporation ("Acquiror") and its wholly-owned subsidiary, Uproar Acquisition, Inc., a Delaware corporation ("Acquisition Sub"), and PrizePoint Entertainment Corporation, a Delaware corporation ("Target").

                                    RECITALS

                  A. The Boards of Directors of Target, Acquiror and Acquisition Sub have determined it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Acquisition Sub combine into a single company through the statutory merger of Acquisition Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

                  B. Pursuant to the Merger, among other things, each outstanding share of capital stock of Target ("Target Capital Stock") shall be converted into shares of common stock of Acquiror ("Acquiror Common Stock"), at the rate set forth herein.

                  C. Target, Acquiror and Acquisition Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

                  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

                  E. The parties intend that for financial accounting purposes the Merger shall be accounted for as a pooling-of-interests.

                  F. As an inducement to Acquiror to enter into this Agreement, certain of the shareholders of Target have, concurrently with the date hereof, entered into an agreement to vote the shares of Target's Capital Stock owned by such person to approve the Merger and against any competing proposals.

                  NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Acquisition

Sub shall be merged with and into Target, the separate corporate existence of Acquisition Sub shall cease and Target shall continue as the surviving corporation and a wholly-owned subsidiary of Acquiror. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York 10019, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time").

                  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall become a wholly-owned subsidiary of Acquiror.

                  1.4 Articles of Incorporation; Bylaws.

                      (a) At the Effective Time, the Certificate of Incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                      (b) The Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.

                  1.5 Directors and Officers. At the Effective Time, the directors of Acquisition Sub as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Target, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                  1.6 Effect on Capital Stock. By virtue of the Merger and without any further action on the part of Acquiror, Acquisition Sub, Target or the holders of any of Target's securities:

                      (a) Conversion of Target Capital Stock. Subject to the terms and conditions of this Agreement and the Certificate of Merger as of the

Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of Target Capital Stock:

                          (i) At the Effective Time, each share of Target Common
Stock and each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Target Common Stock, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall have perfected dissenters' rights in accordance with Delaware Law ("Dissenting Shares")) shall be converted into and exchanged for the right to receive .0262718445 shares of Acquiror Common Stock (the "Exchange Ratio"); provided, that 10% of the Acquiror Common Stock otherwise deliverable to each such holder shall be held in escrow as provided in Section 1.7(c). Each share of Target Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion, in addition to those restrictions imposed pursuant to Section 1.10 hereof.

                          (ii) At the Effective Time, each Target Option granted
and outstanding immediately prior to the Effective Time shall be assumed by Acquiror in accordance with Section 5.11.

                      (b) Cancellation of Target Capital Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, and each share of Target Capital Stock owned by Acquiror, Acquisition Sub or any other direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                      (c) Acquisition Sub Stock. At the Effective Time, all issued and outstanding shares of common stock of Acquisition Sub, by virtue of the Merger and without any further action on the part of any holder thereof, shall be converted into, and exchanged for, one share of common stock, par value $0.05 per share, of the Surviving Corporation.

                      (d) Target Stock Option Plans. At the Effective Time, the Target 1998 Stock Option Plan, as amended (the "Target Stock Option Plan") and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan shall be assumed by Acquiror in accordance with Section 5.11.

                      (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

                      (f) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Acquiror Stock Price.

                      (g) Dissenters' Rights. Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right of appraisal and payment, as the case may be. Target shall give Acquiror prompt notice of any Dissenting Shares (and shall also give Acquiror prompt notice of any withdrawals of such demands for appraisal rights) and Acquiror shall have the right to direct all negotiations and proceedings with respect to such demands. Neither Target nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such shareholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the number of shares allocable to such shareholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to Section 1.7(c) and Article VIII hereof, without any interest thereon.

                  1.7 Surrender of Certificates.

                      (a) Exchange Agent. Acquiror's transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger.

                      (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(f).

                      (c) Exchange Procedures.

                          (i) Promptly after the Effective Time, the Surviving
Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent and receipt of an executed Shareholder Representation Agreement by Acquiror, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and upon receipt by Acquiror of an executed Shareholder Representation Agreement, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate, with appropriate legends, (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing ten percent (10%) of the shares of Acquiror Common Stock issued in the Merger (the "Escrow Shares") which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. The Escrow Shares shall be, to the extent possible, vested shares not subject to any repurchase rights, shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

                          (ii) Any amounts of Acquiror Common Stock (and cash in
lieu of fractional shares) delivered or made available to the Exchange Agent pursuant to this Section 1.7 and not exchanged for Target Capital Stock within six months after the Effective Time pursuant to this Section 1.7 shall be returned by the Exchange Agent to Acquiror, which thereafter shall act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article I. Thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Acquiror Common Stock (and cash in lieu of fractional shares) that may be payable upon due surrender of the Target Capital Stock held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a share of Target Capital Stock for any Acquiror Common Stock (and cash in lieu of fractional shares) delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

                      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

                      (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                      (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                      (g) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.6 hereof.

                  1.8 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                  1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Acquiror against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                  1.10 Resale Restrictions. All shares of Acquiror Common Stock issued pursuant to the Merger have been issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), and the securities laws of the various states of the United States, and may not be re-offered or resold other than in uniformity with the registration requirements of such acts or pursuant to an exemption therefrom. In addition, all shares of Acquiror Common Stock issued pursuant to the Merger shall be ineligible for resale, either in the Easdaq market or otherwise, for a period of 180 days following the Closing, and the Certificates issued by Acquiror with respect to such shares shall be legended to that effect and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws, Blue Sky laws and such other restrictions as shall be set forth in the Shareholder Representation Agreements. Such restrictions shall not prohibit transfers by operation of law, or bona fide gifts to family members of a shareholder, or transfers among affiliates (as defined in Rule 144 of the Securities Act of 1933, as amended) of a shareholder, or to trusts established for the benefit of such family members, so long as the transferees remain subject to the restrictions set forth herein but shall otherwise prohibit transfer unless such transfer complies with applicable U.S. federal securities and Blue Sky laws.

                  1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368(a) of the Code and (b) qualify for accounting treatment as a pooling of interests.

                  1.12 Exemption from Registration. The shares of Acquiror Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of
Section 4(2) thereof, and from any applicable Blue Sky laws.

                  1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

                  In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

                  In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers, directors and other managers provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.

                  Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror as follows:

                  2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target has no subsidiaries or equity investments in any entity. Other than with respect to the securities set forth on Schedule 2.2, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities, or otherwise obligating Target to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  2.2 Capital Structure. The authorized capital stock of Target consists of 10,000,000 shares of Common Stock, par value $0.01, and 5,000,000 shares of Preferred Stock, par value $0.01, of which there were issued and outstanding as of the close of business on the date hereof, 1,186,667 shares of Common Stock, 645,000 shares of Series A Preferred Stock (the "Series A Preferred Stock"), and 453,795 shares of Series B Preferred Stock (the "Series B Preferred Stock" and, collectively with the Series A Preferred Stock, the "Preferred Stock") . There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plan and warrants outstanding as of such date as set forth in Schedule 2.2. Attached to or as set forth in Schedule 2.2 to the Target Disclosure Schedule is a true and correct list of Target's shareholders and any persons with rights to acquire Target securities, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 4.2 below). All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and, except as set forth on Schedule 2.2, are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Target has reserved (i) sufficient shares of Common Stock for issuance upon conversion of the Preferred, and (ii) 150,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Option Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, 117,500 shares are subject to outstanding, unexercised options, and 32,500 shares are available for issuance thereunder and (iii) 41,254 shares of Series B Preferred Stock for issuance to upon exercise of the outstanding warrants to purchase shares of Series B Preferred Stock as set forth on Schedule 2.2 (the "Warrants"). Except for (i) the rights created pursuant to this Agreement and
(ii) Target's right to repurchase any unvested shares under the Target Stock Option Plan and (iii) the Warrants, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement and the agreements set forth on
Schedule 2.2, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its securityholders and (ii) to the Target's knowledge, between or among any of Target's securityholders. The terms of the Target Stock Option Plan and the applicable stock option agreements do not prohibit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, nor is there any requirement for the consent or approval of the holders of such securities, the Target Shareholders, or otherwise to such assumption or substitution. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been provided to Acquiror and such agreements and instruments have not been amended, modified or supplemented other than has been provided to Acquiror, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Acquiror. All outstanding shares of Common Stock and Preferred Stock were issued in compliance with all applicable federal and state securities laws.

                  2.3 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's shareholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth in Schedule 2.3, the execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation (including, but not limited to, any increase in payments due to any entity or person) or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                  2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements (including balance sheets and the related statements of income, stockholders' equity and changes in financial position) for the fiscal year ended December 31, 1998 certified by Arthur Andersen LLP, certified public accountants, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the three-month period ended March 31, 1999 (collectively, the "Financial Statements"). The Financial Statements have been derived from the books and records of Target and have been prepared in accordance with United States generally accepted accounting principles ( "GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject, the case of interim statements, to normal year-end audit adjustments. Target maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

                  2.5 Absence of Certain Changes. Since December 31, 1998, (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target; (ii) any acquisition, sale or transfer of any material asset of Target;
(iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any Material Contract entered into by Target, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees, except in accordance with agreements or course of practice entered into prior to December 31, 1998,
(viii) except as set forth in the Target Disclosure Schedule, any issuance of any stock, notes, bonds or other securities other than pursuant to the exercise of any previously granted Option to purchase stock or conversion of outstanding securities; (ix) any mortgage, pledge or suffering to exist any lien or encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which would not, individually or in the aggregate, have a Material Adverse Effect; (x) any waiver of any rights of material value or cancellation of any material debts or claims; (xi) incurred any material obligation or liability (absolute or contingent) except current liabilities and obligations incurred in the ordinary course of business consistent with past practice; (xii) except as set forth in Schedule 2.5, entered into any employment agreement or adopted, or amended in any material respect, any collective bargaining agreement or employee benefit plan; or (xiii) any negotiation or agreement by Target to do any of the things described in the preceding clauses
(i) through (xii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

                  2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, whether due or to become due) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of March 31, 1999 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business since March 31, 1999 and not required to be set forth in the Target Balance Sheet under GAAP, (iii) those incurred in connection with the execution of this Agreement, and (iv) those set forth on Schedule 2.6.

                  2.7 Litigation. Except as set forth on Schedule 2.7, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. The Target Disclosure Schedule also lists all litigation that Target has pending against other parties.

                  2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target, or currently pending, threatened or under negotiation, which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

                  2.9 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

                  2.10 Title to Property. Schedule 2.10 identifies each parcel of real property leased by Target (the "Leased Property"). Target does not own any interest in real property. Target has good, valid and subsisting leasehold title to the Leased Property and good and valid title to the personal property, tangible and intangible, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased or licensed properties and assets, valid and subsisting leasehold or licensed interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. Such assets constitute all of the assets and properties, tangible and intangible, reasonably necessary to conduct Target's business substantially as presently conducted. The plants, property and equipment of Target that are used in the operations of its businesses are in good operating condition and repair, subject to normal wear and tear. All assets, tangible and intangible used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.

                  2.11 Intellectual Property.

                       (a) Target owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, domain names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target ("Target Intellectual Property"). Except as set forth on Schedule 2.11, Target has not (i) licensed, or agreed under any condition to license or deliver, any of Target Intellectual Property (other than of its HTML pages) in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party (except with regard to any graphical user interface).

                       (b) Schedule 2.11 lists (i) all patents and patent applications and all registered trademarks (and trademarks for which an application has been filed), trade names, domain names, and service marks, registered copyrights, included in the Target Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property (other than licenses to users of the prizepoint.com web site pursuant to the web site's terms and conditions), and (iii) except as set forth in Schedule 2.11, all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product.

                       (c) To Target's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property, or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

                       (d) Except as set forth on Schedule 2.11, Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property Rights.

                       (e) All patents, registered trademarks, registered service marks and registered copyrights held by Target are valid and subsisting. Target (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party;
(ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Target Intellectual Property against any third party.

                       (f) Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Target Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

                       (g) Target has taken all reasonable steps to protect and preserve the confidentiality of all Target Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party (apart from counsel or others bound by law to hold such information confidential) has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                  2.12 Environmental Matters.

                       (a) The following terms shall be defined as follows:

                           (i) "Environmental Laws" shall mean any federal,
state or local laws, ordinances, codes, regulations, rules, policies and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants.

                           (ii) "Hazardous Materials" shall mean any toxic or
hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                       (b) To Target's knowledge, (i) Target has operated its business in the Leased Property, and has disposed of all Hazardous Materials therefrom, if any, in accordance with all Environmental Laws; and (ii) Target has received no notice (verbal or written) of any noncompliance of the Leased Property or Target's operations thereon with Environmental Laws; (iii) no administrative actions or suits are pending or threatened in writing against Target relating to a violation of any Environmental Laws; and (iv) Target is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of any action or inaction by Target occurring prior to the date hereof;

                  2.13 Taxes.

                       (a) Target and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Target is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Target has provided adequate accruals in accordance with generally accepted accounting principles in its Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Target has no material liability for unpaid Taxes accruing after the date of its latest Financial Statements. There is (i) no material claim for Taxes that is a lien against the property of Target or is being asserted against Target other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Target being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Target and currently in effect, and
(iv) no agreement, contract or arrangement to which Target is a party that may result in the payment of any amount that would not be deductible by reason of
Section 280G or Section 404 of the Code. There has been no change in ownership of Target that has caused the utilization of any losses of such entities to be limited pursuant to Section 382 of the Code. Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Target has not filed nor will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Target. Target is not a party to any Tax sharing or Tax allocation agreement nor does Target have any liability or potential liability to another party under any such agreement. Target has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Target has never been a member of a consolidated, combined or unitary group of which Target was not the ultimate parent corporation. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes. Target has in its possession receipts for any Taxes paid to foreign Tax authorities. Target has never been a "personal holding company" within the meaning of Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

                       (b) Target has provided the following information to
Acquiror: (i) a complete list of the types of Tax Returns being filed by Target in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by Target, (v) the loss carryovers of Target, and
(vi) receipts for any Taxes paid to foreign Tax authorities. Target shall provide Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Target's Tax Returns and other records and workpapers relating to Taxes.

                  2.14 Employee Benefit Plans.

                       (a) Schedule 2.14 lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each outstanding loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements,
(iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

                       (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a). Target has also furnished Acquiror with all registration statements and prospectuses prepared in connection with each Target Employee Plan.

                       (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Target to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                       (d) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

                       (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                       (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target or any ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                       (g) Pension Plans. Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                       (h) Multiemployer Plans. Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                  2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target, (ii) materially increase any benefits otherwise payable by Target to its employees, agents, consultants and directors, or (iii) except as set forth in Schedule 2.15, result in the acceleration of the time of payment or vesting of any such benefits.

                  2.16 Employee Matters. Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to Target's knowledge, threatened, between Target and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Target is not a party to any collective bargaining agreement or other labor unions contract nor does Target know of any activities or proceedings of any labor union or organize any such employees. To Target's knowledge, no employees of Target are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conduced or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. No employees of Target have given notice to Target, nor is Target otherwise aware, that any such employee intends to terminate his or her employment with Target.

                  2.17 Interested Party Transactions. Except as set forth on
Schedule 2.17, Target is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, any director, officer, employee, affiliate or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, Target. Except for normal salaries and bonuses and reimbursement of ordinary expenses, since December 31, 1998, Target has not made any payments, loans or advances of any kind, or paid any dividends or distributions of any kind, to or for the benefit of any stockholder of Target, or any of their respective affiliates, associates or family members.

                  2.18 Insurance. Schedule 2.18 is a complete and correct schedule of all insurance policies held by Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  2.19 Compliance With Laws. Target has complied in all material respects with, are not, to Target's knowledge, in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

                  2.20 Minute Books. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of the board of directors or any committee thereof and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                  2.21 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  2.22 Shareholder Agreement; Irrevocable Proxies. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 144 promulgated under the Securities Act and holders of more than 50% of the outstanding Common Stock and Preferred Stock have agreed in writing to vote for approval of the Merger pursuant to voting agreements attached hereto as Exhibit A ("Shareholder Agreements"), and pursuant to Irrevocable Proxies attached thereto as Exhibit A ("Irrevocable Proxies").

                  2.23 Vote Required. The affirmative vote of at least 50% of the Target Common Stock and Target Preferred Stock outstanding on the record date set for the Target Shareholders Meeting is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

                  2.24 Board Approval. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement and the Merger.

                  2.25 Material Contracts. Except for the contracts and agreements described in Schedule 2.25 (collectively, the "Material Contracts"), Target is not a party to or bound by any Material Contract, including without limitation:

                       (a) any distributor or manufacturer's representative contract;

                       (b) any sales, advertising or agency contract in excess of $25,000 over the life of the company;

                       (c) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $25,000 over the life of the contract;

                       (d) any contract that expires or may be renewed at the option of any person other than the Target so as to expire more than one year after the date of this Agreement;

                       (e) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                       (f) any contract for capital expenditures in excess of $10,000 in the aggregate;

                       (g) any contract limiting the freedom of the Target to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity, or any confidentiality, secrecy or non-disclosure contract;

                       (h) any contract pursuant to which the Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $25,000 remain outstanding;

                       (i) any contract with any person with whom the Target does not deal at arm's length; or

                       (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

                  2.26 No Breach of Material Contracts. The Target has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended (except as disclosed on Schedule 2.25), and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

                  2.27 Product Releases. Target has provided Acquiror a Schedule of Product Releases, which Schedule is attached hereto as Schedule 2.27. Target has a good faith reasonable belief that it can achieve the release of products on the schedule described in Schedule 2.27 and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

                  2.28 Year 2000. None of the products and services sold, licensed, rendered, or otherwise provided by Target in the conduct of its business will malfunction, will cease to function, will generate materially incorrect data or will produce materially incorrect results and will not cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First
(21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries, causing a Material Adverse Effect on Target, provided that the hardware, software and data environment in which such products or services operate or with which they interact does not malfunction, cease to function, generate materially incorrect data or produce materially incorrect results or cause any of the above with respect to the property or business of third parties when processing, providing or receiving such date-related data.

                  2.29 Accounting and Tax Matters. As of the date hereof, neither Target nor any of its Affiliates has taken or agreed to take any action, nor does Target have knowledge of any fact or circumstance, that would prevent Acquiror from accounting for the business combination to be effected by the Merger as a pooling of interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  2.30 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION SUB

                  Except as disclosed in a document of even date herewith and delivered by Acquiror and Acquisition Sub to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Acquisition Sub represent and warrant to Target as follows:

                  3.1 Organization, Standing and Power. Acquiror and Acquisition Sub are each a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror and Acquisition Sub each has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Neither Acquiror nor Acquisition Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

                  3.2 Capital Structure. The authorized capital stock of Acquiror consists of 28,000,000 shares of Common Stock, par value $0.05, of which 459,698 were issued and outstanding as of the close of business on the date hereof. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Acquiror's stock option plan. All outstanding shares of Acquiror Capital Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Acquiror or any agreement to which Acquiror is a party or by which it is bound. Except for Acquiror's right to repurchase any unvested shares under its stock option plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror is a party or by which it is bound obligating Acquiror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Acquiror or obligating Acquiror to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement and there are no outstanding rights to compel Acquiror to register any shares of Acquiror's capital stock, whether outstanding or to be issued upon the exercise or conversion of any security. A true and complete copy of all of Acquiror's stock option plans shall be provided to Target prior to the Effective Time and there is no agreement to effect any modification, amendment or supplement such plans. All outstanding shares of Common Stock were issued in compliance with all applicable federal and state securities laws.

                  3.3 Authority. Acquiror and Acquisition Sub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Acquisition Sub. This Agreement has been duly executed and delivered by Acquiror and Acquisition Sub, and constitutes the valid and binding obligations of Acquiror and Acquisition Sub, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror or Acquisition Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Acquisition Sub, or to their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Acquisition Sub in connection with the execution and delivery of this Agreement by Acquiror and Acquisition Sub, or the consummation by Acquiror and Acquisition Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

                  3.4 Financial Statements. Acquiror has made available to Target its audited financial statements on a consolidated basis for the three fiscal years ended December 31, 1996, 1997 and 1998 and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the three-month period ended, March 31, 1999 (collectively, the "Acquiror Financial Statements") certified by KPMG LLP, certified public accountants. The Acquiror Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Acquiror Financial Statements fairly present the financial condition and operating results of Acquiror as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Acquiror maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

                  3.5 EASDAQ Filing. Acquiror has delivered to Target its Preliminary Prospectus in connection with its proposed EASDAQ offering, a draft of which is attached hereto as Exhibit D which Acquiror expects to file with EASDAQ (the "Acquiror EASDAQ Filing"). The Acquiror EASDAQ Filing was prepared in accordance with the requirements of the EASDAQ Rule Book, Annex A, "Contents of the Prospectus (EASDAQ IPO)" and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror and its Subsidiaries included in the Acquiror EASDAQ Documents comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  3.6 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the Acquiror's financial statements as of March 31, 1999 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under GAAP, and (iii) those incurred in connection with the execution of this Agreement.

                  3.7 Tax Matters. The shares of Acquiror Common Stock to be received by the shareholders of Target in the Merger (including the Escrow Shares) represent less than 50% of the total voting power and less than 50% of the total value of the outstanding stock of Acquiror. Acquiror satisfies the "active trade or business" test as defined in paragraph (c)(3) of Section 1.367(a)-3 of the United States Income Tax Regulations. As of the date hereof, neither Acquiror nor Acquisition Sub has taken or agreed to take any action, nor does Acquiror have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  3.8 Complete Copies of Materials. Acquiror has delivered or made available true and complete copies of each document which has been requested by Target or its counsel in connection with their legal and accounting review of Acquiror.

                  3.9 Board Approval. The Board of Directors of Acquiror has approved this Agreement and the Merger.

                  3.10 Representations Complete. None of the representations or warranties made by Acquiror or Acquisition Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Acquisition Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                  3.11 Intellectual Property.

                       (a) Acquiror owns, or is licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, domain names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Acquiror and its subsidiaries as currently conducted or as proposed to be conducted by Acquiror and its subsidiaries ("Acquiror Intellectual Property"). Acquiror has not (i) licensed, or agreed under any condition to license or deliver, any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Acquiror Intellectual Property with any party.

                       (b) Except as set forth on Schedule 3.11, to Acquiror's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Acquiror Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed by or through Acquiror or any of its subsidiaries, by any third party, including any employee or former employee of Acquiror or any of its subsidiaries. Neither Acquiror nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

                       (c) To Acquiror's knowledge, Acquiror is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Acquiror Intellectual Property or Third Party Intellectual Property Rights.

                       (d) All patents, registered trademarks, registered service marks and registered copyrights held by Acquiror are valid and subsisting. Acquiror (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                       (e) Acquiror has taken all reasonable steps to protect and preserve the confidentiality of all Acquiror Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Acquiror by or to a third party (apart from counsel or others bound by law to hold such information confidential) has been pursuant to the terms of a written agreement between Acquiror and such third party. All use, disclosure or appropriation of Confidential Information not owned by Acquiror has been pursuant to the terms of a written agreement between Acquiror and the owner of such Confidential Information, or is otherwise lawful.

                  3.12 Year 2000. None of the products and services sold, licensed, rendered, or otherwise provided by Acquiror in the conduct of its business will malfunction, will cease to function, will generate materially incorrect data or will produce materially incorrect results and will not cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First
(21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries, causing a Material Adverse Effect on Acquiror, provided that the hardware, software and data environment in which such products or services operate or with which they interact does not malfunction, cease to function, generate materially incorrect data or produce materially incorrect results or cause any of the above with respect to the property or business of third parties when processing, providing or receiving such date-related data.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

                  4.1 Conduct of Business of Target . During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquiror's consent to the filing of material Tax Returns, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence which could have a Material Adverse Effect on Target.

                  4.2 Restriction on Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Target Disclosure Schedule and as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

                      (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                      (c) Stock Option Plans, Etc. Except as provided in the Target Stock Option Plan, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                      (d) Material Contracts. Enter into any Material Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

                      (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options and warrants, conversion of Preferred Stock or other rights therefor outstanding as of the date of this Agreement;

                      (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                      (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                      (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole except for sales of products in the ordinary course;

                      (i) Indebtedness. Incur any indebtedness for borrowed money in excess of $10,000 or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                      (j) Leases. Enter into any operating lease in excess of $10,000;

                      (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                      (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                      (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                      (n) Termination or Waiver. Terminate or waive any right valued in excess of $25,000;

                      (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director or increase the salaries or wage rates of its employees other than in the ordinary course of business and consistent with past practice;

                      (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                      (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                      (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

                      (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                      (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                      (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (t) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                  4.3 No Solicitation. Target and its subsidiaries and the officers, directors, employees or other agents of Target and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target or any of its subsidiaries to, or afford access to the properties, books or records of Target to any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Target shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. For purposes of this Agreement, "Takeover Proposal" means any bona fide offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of more than 50% of the outstanding shares of capital stock of Target, or a significant portion of the assets of, Target, other than the transactions contemplated by this Agreement. Target shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Target is a party

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1 Preparation of Information Statement. As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, an Information Statement for the shareholders of Target to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger and an information statement for solicitation of shareholder approval of the Merger. Each of Acquiror and Target shall use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target Shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target. The Board of Directors of Target shall not withdraw, amend or modify such recommendation unless required to do so by its fiduciary obligations as advised in writing by Target's legal counsel following the receipt of a Takeover Proposal. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion. Target shall use its best efforts to obtain approval of its stockholders of the transactions contemplated by this Agreement as promptly as practicable after the date hereof.

                  5.2 Meeting of Shareholders. If required, Target shall promptly after the date hereof act in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Shareholders Meeting or to secure the written consent of its shareholders within thirty (30) days of the date of this Agreement. Target shall consult with Acquiror regarding the date of the Target Shareholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Target Shareholders Meeting without the consent of Acquiror. Target shall use its best efforts to solicit from shareholders of Target proxies in favor of the Merger and shall take all other reasonable action to secure the vote or consent of shareholders required to effect the Merger.

                  5.3 Access to Information.

                      (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                      (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                      (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  5.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated April 16, 1999 (the "Confidentiality Agreement"), the form of which is attached hereto as Exhibit B, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                  5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange. Notwithstanding the foregoing, the parties agree that neither party shall engage in general solicitation or other public announcement that will have the effect of making the issuances of Acquiror Common Stock pursuant to the Merger fail to comply with Section 4(2) or Regulation D of the rules and regulations promulgated under the Securities Act.

                  5.6 Consents; Cooperation.

                      (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its Material Contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade law.

                      (b) Without limiting any of the foregoing, in connection with obtaining the consent of the landlord to the Merger under Target's lease for the Leased Property (the "Real Property Lease"), Acquiror shall promptly provide to the landlord all information and materials requested in connection with such consent, and shall take all commercially reasonable actions to secure such consent and to effect the execution and delivery by the landlord to Christopher Hassett and Janet Hassett (the "Hassetts") of a termination and release, effective as of the Effective Time, in form and substance acceptable to the Hassetts, of any and all guarantees by the Hassetts of the Real Property Lease (including pursuant to Section 80 of the Real Property Lease) (the "Release of Guaranty").

                  5.7 Shareholder Representation Agreements. Target shall use commercially reasonable efforts to deliver or cause to be delivered to Acquiror, prior to the Effective Time, from each of the security holders of Target who has not executed a Shareholder Agreement, an executed Shareholder Representation Agreement (the "Shareholder Representation Agreement") in the form attached hereto as Exhibit C, pursuant to which Target's securityholders will agree to a lock-up for 180 days following Acquiror's first day of trading on EASDAQ, provided that the officers, directors and 10% shareholders of Acquiror are bound to an equivalent lock-up period.

                  5.8 Shareholder Agreement/Irrevocable Proxies.

                      (a) Acquiror shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Target Shareholders pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Acquiror Common Stock.

                      (b) Target shall use its commercially reasonable efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause (a) each officer and director of Target and (b) each holders of five percent (5%) or more of the issued and outstanding Target Capital Stock to execute and deliver to Acquiror a Shareholder Agreement substantially in the form of Exhibit A and an Irrevocable Proxy substantially in the form of Exhibit A attached thereto concurrently with the execution of this Agreement and in any event prior to the time that the Information Statement is mailed to the shareholders of Target.

                  5.9 Legal Requirements. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  5.10 Federal Securities and Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the U.S. federal securities laws as well as the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Without limiting the foregoing, Acquiror shall not take any action that will make the resale provisions of Regulation S of the Securities Act of 1933, as amended, unavailable to the holders that are not affiliates of shares received therein for those of Acquiror, provided that the parties acknowledge that, at such time that Acquiror may do so in compliance with the U.S. federal securities laws, the Acquiror may engage in marketing efforts in the United States in connection with a public offering of its securities on the NASDAQ stock market. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the U.S. federal securities laws as well as the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

                  5.11 Employee Benefit Plans.

                       (a) Assumption of Options. At the Effective Time, the Target Stock Option Plan, and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested, will be assumed by Acquiror. Schedule 5.11 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plan including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.11 current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to fifty percent (50%) of the market price per share of Acquiror's common stock on the Vienna Stock Exchange as of the market close at the Effective Time. It is the intention of the parties that the options so assumed by Acquiror qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Following the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

                       (b) Assignment of Repurchase Options. All outstanding rights of Target which it may hold immediately prior to the Effective Time to repurchase unvested shares of Target Common Stock (the "Repurchase Options") shall be assigned to Acquiror in the Merger and shall thereafter be exercisable by Acquiror upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio.

                  5.12 Escrow Agreement. On or before the Effective Time, the Escrow Agent, the Shareholders' Agent (as defined in Article VIII hereto), Target and Acquiror will execute the Escrow Agreement contemplated by Article VIII in the form and substance reasonably satisfactory to each of Acquiror and Target ("Escrow Agreement").

                  5.13 Employees. Set forth on Schedule 5.13 is a list of employees of Target to whom Acquiror will make an offer of employment pursuant to an Employment and Non-Competition Agreement, the form and substance of which to be reasonably satisfactory to each of Acquiror and Target. Acquiror will negotiate in good faith to enter into an agreement with the employees listed on
Schedule 5.13. Target shall cooperate with Acquiror to assist Acquiror in entering into an agreement with such employees. Acquiror shall have no obligation to make an offer of employment to any employee of Target except those listed on Schedule 5.13.

                  5.14 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by Target in excess of $200,000 for fees and expenses of legal counsel plus any other expenses, including, without limitation, fees and expenses of financial advisors and accountants, if any, shall remain an obligation of Target's shareholders. If Acquiror or Target receives any invoices for amounts in excess of said amount, it may, with Acquiror's written approval, pay such fees; provided, however, that such payment shall, if not promptly reimbursed by the Target Shareholders at Acquiror's request, constitute "Damages" recoverable under the Escrow Agreement and such Damages shall not be subject to the Escrow Basket.

                  5.15 Treatment as Reorganization. Following the Effective Time, Acquiror shall cause Target to comply with all the reporting requirements set forth in paragraph (c)(6) of Section 1.367(a)-(3) of the United States Income Tax Regulations. Neither Target nor Acquiror shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.16 Further Assurances. Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                  5.17 Preferred Stock. Target shall use commercially reasonable efforts to ensure that either all of Target's outstanding Preferred Stock shall have been converted into Common Stock in accordance with the Articles of Incorporation of Target or that the Articles of Incorporation of Target shall provide that the Merger shall cause a liquidation event with respect to the Target Preferred Stock, with the holders of the Target Preferred Stock receiving in the Merger, in exchange for their shares of Target Preferred Stock shares of Acquiror Common Stock.

                  5.18 Pooling Accounting. Acquiror and Target shall each use commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and Target shall use commercially reasonable efforts to cause its officers, directors and 10% shareholders not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the merger as a pooling of interests.

                  5.19 Pooling Letter. Acquiror shall use its commercially reasonable efforts to cause to be delivered to Acquiror a letter of KPMG LLP, Acquiror's independent auditors, dated a date on or before the Effective Time to the effect that, assuming Acquiror is a corporation eligible to be a party to a transaction seeking pooling of interests accounting treatment and that the participation of Acquiror in the Merger will not, in and of itself, disqualify the Merger from qualifying for pooling of interests accounting treatment, the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to each of Target and Acquiror and shall be customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

                  5.20 Easdaq Listing. Acquiror shall use commercially reasonable efforts to (i) list Acquiror on the Easdaq stock market and (ii) comply with all requirements for such listing within the time periods specified by Easdaq and as set forth in all Easdaq manuals and guides, including the Admission to Trading on Easdaq manual. Following its listing on Easdaq, Acquiror will not take any action which would disqualify Target Shareholders from availing themselves of the provisions of Regulation S of the Securities Act of 1933, as amended.

                  5.21 Pooling Memorandum. Target shall use its commercially reasonable efforts to obtain from its certified public accountants a memorandum summarizing such accountants' review of the ability of the Merger to be accounted for as a pooling-of-interests solely with respect to Target on or before 12:00 p.m. New York time, on Thursday, May 6, 1999.

                  5.22 Employee Bonuses.

                       (a) After the Effective Time, Acquiror shall pay to such employees of Target, as of immediately prior to the Effective Time, as designated by Acquiror's management in its sole discretion, signing bonuses in an aggregate amount of not less than $250,000 upon such terms and conditions as Acquiror's management may determine.

                       (b) Acquiror shall establish a retention bonus arrangement in favor of certain employees of Target as of immediately prior to the Effective Time, pursuant to which two million dollars ($2,000,000) in cash or options with a value at the time of grant of at least $2,000,000 (or any combination thereof with an aggregate value of $2,000,000) shall be paid to such employees as determined by Acquiror management upon such terms and conditions and at such times as Acquiror's senior management may determine.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                      (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the shares of Target Common Stock and Target Preferred Stock outstanding as of the record date set for the Target Shareholders Meeting (or through action by written consent), and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Target as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Code Section 280(G)(b)(5)(B) and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations. In addition, not more than ten percent (10%) of the issued and outstanding shares of Target shall be eligible to be Dissenting Shares.

                      (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

                      (c) Escrow Agreement. Acquiror, Target, Escrow Agent and the Shareholder's Agent (as defined in Article VIII hereto) shall have entered into an Escrow Agreement in the form and substance reasonably satisfactory to each of Acquiror and Target.

                      (d) Board Seat. Chris Hassett shall have been appointed, and accepted such appointment, to serve on Acquiror's Board of Directors consistent with the terms of the Consulting Agreement described in Section 6.2(f).

                      (e) Tax Opinion. Legal counsel for each of Acquiror and Target shall have provided legal opinion as to the tax-free nature of the transaction, in the form and substance reasonably satisfactory to each of Acquiror and Target.

                      (f) Acquiror shall have delivered to Target a certificate of good standing with respect to the Acquisition Sub and a Certificate of Compliance with respect to itself.

                      (g) Target shall have delivered to Acquiror a certificate of good standing with respect to itself.

                  6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                      (a) Representations, Warranties and Covenants. Except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement,
(i) the representations and warranties of Acquiror and Acquisition Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                      (b) Certificate of Acquiror and Acquisition Sub. Target shall have been provided with a certificate executed on behalf of Acquiror and Acquisition Sub by their respective Presidents to the effect set forth in
Section 6.2(a).

                      (c) Release of Lease Guaranty. Target shall have received the Release of Guaranty described in Section 5.6(b) or if, after compliance with
Section 5.6(b), Acquiror has not obtained the Release of Guaranty, Acquiror shall have indemnified the Hassetts, in a form satisfactory to Target, from and against any and all liability arising thereunder.

                      (d) Legal Opinion. Target shall have received a legal opinion from Acquiror's legal counsels, in the form and substance reasonably satisfactory to each of Acquiror and Target.

                      (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise) properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Acquiror and its subsidiaries, taken as a whole.

                      (f) Hassett Consulting Agreement. Acquiror shall have entered into a Consulting Agreement with Chris Hassett in the form and substance reasonably satisfactory to each of Acquiror and Target, which agreement shall include (i) the right to be nominated to the board of directors of Acquiror each of the next two annual meetings and until such time as either (a) Acquiror Common Stock is listed for trading on NASDAQ or (b) the PrizePoint holders collectively hold shares equal to six percent (6%) or less of all outstanding common stock of Acquiror, (ii) an obligation to provide consulting services for a minimum of sixty (60) hours per month during standard working hours; (iii) a term of twelve (12) months; (iv) a right to reimbursement for reasonable business expenses; and (v) the provision of reasonable and adequate office services and support.

                  6.3 Additional Conditions to the Obligations of Acquiror and Acquisition Sub. The obligations of Acquiror and Acquisition Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                      (a) Representations, Warranties and Covenants. Except as disclosed in the Target Disclosure Schedule dated the date of this Agreement (i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                      (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by its President to the effect that set forth in Section 6.3(a).

                      (c) Legal Opinion. Acquiror shall have received a legal opinion from Target's legal counsel, in the form and substance reasonably satisfactory to each of Acquiror and Target.

                      (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition, (financial or otherwise) properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole.

                      (e) Shareholder Agreements. Acquiror shall have received from each officer and director of Target, and from each holder of ten percent (10%) or more of the Target Common Stock and the Target Preferred issued and outstanding an executed Shareholder Agreement in substantially the form attached hereto as Exhibit A.

                      (f) Resignation of Directors and Officers. The directors and officers of Target in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Target effective as of the Effective Time.

                      (g) Preferred Stock. All of Target's outstanding Preferred Stock shall have been converted into Common Stock in accordance with the Articles of Incorporation of Target or the terms of such Preferred Stock shall provide for their exchange in the Merger for shares of Acquiror Common Stock.

                      (h) Employment and Non-Competition Agreements. The employees of Target specifically identified on Schedule 5.13 shall have accepted employment with Acquiror and shall have entered into an Employment and Non-Competition Agreement in the form and substance reasonably satisfactory to each of Acquiror and Target.

                      (i) Hassett Consulting Agreement. Chris Hassett shall have entered into a Consulting Agreement with Acquiror in the form and substance reasonably satisfactory to each of Acquiror and Target.

                      (j) Certificates of Good Standing. Target shall, prior to the Closing Date, provide Acquiror with certificates from the Secretaries of State of Delaware and New York as to Target's good standing and payment of all applicable taxes.

                      (k) Dissenting Shares. No more than ten percent (10%) of Target's capital stock shall be Dissenting Shares.

                      (l) Cancellation of Registration Rights. Target shall cause all registration rights of its shareholders to be cancelled.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

                      (a) by mutual consent duly authorized by the Board of Directors of Acquiror and Target;

                      (b) by either Acquiror or Target, if the Closing shall not have occurred on or before June 15, 1999 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                      (c) by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days of receipt by Target of written notice of such breach provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in breach of this Agreement, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, or (iii) for any reason Target fails to call and hold the Target Shareholders Meeting or obtain stockholder consents sufficient to satisfy the condition to closing set forth in Section 6.1(a) by June 30, 1999.

                      (d) by Target, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in breach of this Agreement;

                      (e) by Acquiror or Target if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof or Target, despite its best efforts, is unable to obtain the written consent of its stockholders sufficient to approve the merger and the other transactions contemplated therein; or

                      (f) by Acquiror no later than 5:00 p.m. New York time, Thursday, May 6, 1999, if Acquiror has not received by such time a satisfactory memorandum from Target's accountants pursuant to Section 5.21.

                  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.4 (Confidentiality), 5.15 (Expenses) and of Article IX shall remain in full force and effect and survive any termination of this Agreement.

                  7.3 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of

Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock.

                  7.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

                  8.1 Escrow Fund. As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with an escrow agent mutually satisfactory to each of Acquiror and Target (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in an Escrow Agreement, in the form and substance reasonable satisfactory to Acquiror and Target. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target set forth in Section 8.2(a).

                  8.2 Indemnification.

                      (a) Subject to the limitations set forth in this Article VIII, the shareholders of Target as in effect immediately prior to the Effective Time (collectively, the "Target Stockholders" and each a "Target Stockholder"), will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Acquiror under existing insurance policies or indemnities from third parties (collectively, "Acquiror Damages") arising out of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement or (ii) those matters described in Section 2.7 of the Target Disclosure Schedules. The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement. The maximum aggregate liability of the Target Stockholders pursuant to this Section 8.2(a) shall be limited to the Escrow Shares held in the Escrow Fund.

                      (b) Subject to the limitations set forth in this Article VIII, Acquiror will indemnify and hold harmless the Target Stockholders, and their officers, directors, agents, employees, affiliates (as defined in Rule 144 of the Securities Act of 1933, as amended) (hereinafter referred to individually as a "Target Indemnified Person" and collectively as "Target Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising form claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by any Target Stockholder under existing insurance policies or indemnities from third parties (collectively, "Target Damages") arising out of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Acquiror in this Agreement, the Acquiror Disclosure Schedules or any exhibit or schedule to this Agreement. Additional shares of Acquiror Common Stock ("Indemnity Shares") shall be issued by Acquiror to the Target Indemnified Parties to compensate the Target Indemnified Parties pursuant to the indemnification obligations of Acquiror set forth in Section 8.2(b). Acquiror's maximum aggregate liability pursuant to this
Section 8.2(b) shall be limited to the issuance of the same number of shares of Acquiror's Common Stock as shall initially be in the Escrow Fund; provided that such limitation shall not apply to Target Damages relating to a breach of Acquiror's representation and warranty under Section 3.7.

                      (c) Acquiror and Target each acknowledge that (i) the Acquiror Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Acquiror would have agreed to issue in connection with the Merger and (ii) the Target Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to an increase in the total number of shares Acquiror would have agreed to issue in connection with the Merger.

                  8.3 Damage Threshold.

                      (a) Notwithstanding the foregoing, Acquiror may not receive any shares from the Escrow Fund unless and until an Acquiror Officer's Certificate or Certificates (as defined in Section 8.5 below) identifying Acquiror Damages the aggregate amount of which exceeds $100,000 has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Acquiror Damages; provided, however, that in no event shall Acquiror receive more than the number of shares of Acquiror Common Stock originally placed in the Escrow Fund indemnification. In determining the amount of any Acquiror Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

                      (b) Notwithstanding the foregoing, the Target Indemnified Persons may not receive any Indemnity Shares from Acquiror unless and until a Target Certificate or Certificates (as defined in Section 8.5 below) identifying Target Damages the aggregate amount of which exceeds $100,000 has been delivered to Acquiror as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case the Target Indemnified Persons shall receive Indemnity Shares equal in value to the full amount of Target Damages. In determining the amount of any Target Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant provided by Acquiror shall be disregarded.

                  8.4 Escrow Period. Subject to the last sentence of this
Section 8.4, the period during which the indemnification rights under this
Article VIII may be asserted shall terminate upon the one year anniversary of the Effective Time (the "Escrow Period"); provided, however, that (i) a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Acquiror Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved and (ii) the right to receive Indemnity Shares necessary to satisfy any unsatisfied claims specified in any Target Certificate theretofore delivered to Acquiror prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in full force and effect until such claims have been resolved. Notwithstanding anything set forth in this
Article VIII, indemnification claims based upon breaches of Section 3.7 may be asserted before and after the end of the Escrow Period. Acquiror shall deliver to the Escrow Agent a certificate specifying the Effective Time.

                  8.5 Claims upon Escrow Fund.

                      (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "Acquiror Officer's Certificate"):

                          (i) stating that, Acquiror Damages exist in an
aggregate amount greater than $100,000; and

                          (ii) specifying in reasonable detail the individual
items of such Acquiror Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.6 and 8.7 below, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to such Damages.

                      (b) Upon receipt by Acquiror on or before the last day of the Escrow Period of a certificate signed by the Stockholder's Agent (a "Target Certificate"):

                          (i) stating that, Target Damages exist in an aggregate
amount greater than $100,000; and

                          (ii) specifying in reasonable detail the individual
items of such Target Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related,

                  Acquiror shall, subject to the provisions of Section 8.6 and
8.7 below, deliver, as promptly as practicable, to the Target Indemnified Persons (pro rata in accordance with the shares of Target Capital Stock exchanged by each Target Indemnified Person for shares of Acquiror Common Stock in the Merger), Acquiror Common Stock, as Indemnification Shares, having a value equal to such Target Damages.

                      (c) For the purpose of compensating Acquiror or any Target Indemnified Person for its Damages pursuant to this Agreement, the Acquiror Common Stock to be used as Escrow Shares or Indemnification Shares shall be valued at $649 per share (subject to equitable adjustment upon any reclassification, share combination, share subdivision, share dividend, share exchange or other similar transaction or event).

                  8.6 Objections to Claims.

                      (a) At the time of delivery of any Acquiror Officer's Certificate to the Escrow Agent, a duplicate copy of such Acquiror Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section
8.8 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Certificate, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Acquiror Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

                      (b) Within 45 days of the time of delivery of any Target Certificate to Acquiror, Acquiror shall issue to the Target Indemnified Parties shares of Acquiror Common Stock in accordance with Section 8.5 hereof; provided that no such payment or delivery shall be made under this Section 8.6(b) if Acquiror shall object in a written statement to the claims made in the Target Certificate provided that such statement shall have been delivered to the Shareholders' Agent prior to the expiration of such forty-five (45) day period.

                  8.7 Resolution of Conflicts; Arbitration.

                      (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Acquiror Officer's Certificate, Acquiror shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such forty-five
(45) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                      (b) If no agreement can be reached after good faith negotiation in accordance with Section 8.7(a) or Acquiror objects under Section 8.6(b) to the claims asserted against Acquiror by the Shareholders' Agent, either Acquiror or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, (i) in the case of claims against the Escrow Fund, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith and (ii) in the case of claims against Acquiror, Acquiror shall issue and deliver to the Target Indemnified Party the required number of Indemnity Shares in accordance with this Article VIII.

                      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target Shareholders shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

                  8.8 Shareholders' Agent.

                      (a) Christopher Hassett shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the Target Shareholders to give and receive notices and communications (including Target Certificates), to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Target Shareholders. The parties acknowledge that in no event may any individual other than the Shareholder's Agent make any claim against Acquiror pursuant to this Section 8.

                      (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                      (c) The Shareholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  8.9 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Target Shareholders for purposes of this Article VIII and shall be final, binding and conclusive upon each such Target Shareholder, and the Escrow Agent, if applicable, and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Target Shareholder. The Escrow Agent, if applicable, and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

                  8.10 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, the Indemnification Shares, or Acquiror's ability to issue the Indemnification Shares, Acquiror shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Target Shareholders, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

                  8.11 Exclusive Remedy. Following the Effective Time, the remedies set forth in this Article VIII shall be the sole remedy for a breach of this agreement by the other party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  9.1 Non-Survival at Effective Time. The representations and warranties set forth in Articles II and III will survive until the first anniversary of the Closing; provided, however, that the representations and warranties as to tax matters set forth in Sections 3.7 (Tax Matters) will survive until the expiration of the applicable statute of limitations. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 3.7 (Tax Matters),
Section 5.4 (Confidentiality) Section 5.5 (Public Disclosure), 5.7 (Shareholder Representation Agreements), 5.8 (Shareholder Agreement), 5.11 (Employee Benefit Plans), 5.15 (Treatment as Reorganization) 5.18 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), Article VIII and this Article IX shall survive the Effective Date and the Closing.

                  9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                      (a) if to Acquiror or Acquisition Sub, to:

                                   Uproar Ltd.
                                   Bermuda Commercial Bank Building
                                   44 Church Street
                                   Hamilton HM12 Bermuda
                                   Attention:       CEO
                                   Facsimile No.:  +1 (441) 292-8899
                                   Telephone No.:  +1 (441) 292-7070

                                   with a copy to:

                                   Brobeck, Phleger & Harrison LLP
                                   1633 Broadway, 47th Floor
                                   New York, New York 10019
                                   Attention:       Eric Simonson
                                   Facsimile No.: (212) 586-7878
                                   Telephone No.: (212) 237-2528

                      (b) if to Target, to:

                                    PrizePoint Entertainment Corporation
                                    240 West 35th Street
                                    New York, NY  10001
                                    Attn:  President
                                    Facsimile:  (212) 244-5288
                                    Telephone No.:  (212) 244-5295
                                    with a copy to:

                                    Howard Smith & Levin LLP
                                    1330 Avenue of the Americas
                                    New York, NY  10019
                                    Attn:  Scott F. Smith
                                    Facsimile:  (212) 841-1010
                                    Telephone No.:  (212) 841-1000

                  9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 29, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a) and (c)-(g), 1.7, 1.9, 1.10, 1.11, 5.11,
5.13 and 5.22; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT.

                            [Signature page follows]

                  IN WITNESS WHEREOF, Target. Acquiror and Acquisition Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                            PrizePoint Entertainment Corporation



                                            By: Christopher R. Hassett
                                               ---------------------------------
                                            Name:  Christopher R. Hassett
                                            Title: Chief Executive Officer


                                            Uproar Ltd.



                                            By: David A. Becker
                                               ---------------------------------
                                            Name:  David A. Becker
                                            Title: Chief Operating Officer


                                            Uproar Acquisition, Inc.



                                            By: David A. Becker
                                               ---------------------------------
                                            Name:  David A. Becker
                                            Title: President





            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                  SCHEDULE 2.3

                          AGREEMENTS REQUIRING CONSENT

     1. Standard Form of Loft Lease, dated March 20, 1998, between Target and Nassau Bay Associates, L.P. as amended by a Lease Amendment dated December 28, 1998, between Target and Nassau Bay Associates, L.P.

                                  SCHEDULE 2.5

                                CERTAIN CHANGES

     1. Issuance of Series B Preferred Stock to Kenneth Cron pursuant to Stock Purchase Agreement dated January 7, 1999 between Target and Mr. Cron.

     2. Employment commitment letters between Target and the following employees employed after December 31, 1998:

          Allyne Mills        Guna Chinnaguravagrai      Robert Sheppard
          Robin Romi          Alan Lewis                 Patrick Harris
          Arturo Falck        Wai Lee
          Kendall Briggs      Eduardo de Sampaio

     3. Material Contracts entered into after December 31, 1998 as set forth on
Schedule 2.27.

     4. Options issued under the Target Stock Option Plan after December 31, 1998 as set forth on Schedule 5.12.

                                  SCHEDULE 2.6

                            UNDISCLOSED LIABILITIES

                                     [None]

                                  SCHEDULE2.7

                               TARGET LITIGATION

     Letter, dated February 11, 1999, to Target from Hunton & Williams, as counsel to Bottle Rocket, Inc., alleging that use of the term "Bottle Rox" (as the term "BattleRox" was misquoted in a published article) infringed upon a trademark owned by Bottle Rocket.

                                 SCHEDULE 2.10

                              TARGET REAL PROPERTY

     Target leases the 9th and 18th floors of the facility located at 240 West 35th Street, New York, NY 10001-2506 pursuant to the Standard Form of Lease and subsequent amendment as set forth in Schedule 2.3.

                                  SCHEDULE 2.11

                          TARGET INTELLECTUAL PROPERTY

Trademarks

PRIZEPOINT (registration pending)
PRIZEPOINTS (registration pending)
PLAY TO WIN (registration pending)

Domain name

www.prizepoint.com
www.buyandwin.com
www.buyandwin.net
www.scratchticket.com

Licenses authorizing third party use of Target's Intellectual Property

1. Content Provider Agreement, dated February 10, 1999, between Target and InfoSeek Corporation. (contains exclusivity provisions)

2. Marketing Agreement, dated as of December 29, 1998, between Target and CENDANT Interactive Services, Inc.

Licenses for Target's use of third party Intellectual Property

1. License Agreement, dated as of January 14, 1999, between Target and Ben Librojo.

2. License Agreement, dated as of September, 1998, between Target and Burkhard Ratheiser.

3. License Agreement, dated as of January 7, 1999, between Target and Chris Goringe.

4. License Agreement, dated as of December 4, 1998, between Target and Chris Goringe.

5. License Agreement, dated as of October 15, 1998, between Target and David Brackeen.

6. License Agreement, dated as of November 10, 1998, between Target and Gary Kramer.

7.  License Agreement, dated as of January 14, 1999, between Target and Jim
    Turner.

8.  License Agreement, dated as of October 25, 1998, between Target and Jimmy
    Hu.

9. License Agreement, dated as of November 30, 1998, between Target and Keith Barrett.

10. License Agreement, dated as of January 1, 1999, between Target and Michael LaLena.

11. License Agreement, dated as of October 27, 1998, between Target and Mike
    Hall.

12. License Agreement, dated as of November 10, 1998, between Target and Ravi Damarla.

13. License Agreement, dated as of December 14, 1998, between Target and Volodymyr Kindratenko.

14. License Agreement, dated as of January 11, 1999, between Target and Michael Lalena.

15. License Agreement, dated as of October 27, 1998, between Target and Mike
    Hall.

16. License Agreement, dated as of November 10, 1998, between Target and Ravi Damarla.

17. License Agreement, dated as of December 14, 1998, between Target and Volodymyr Kindratenko.

                                  SCHEDULE 2.14

                             TARGET EMPLOYEE PLANS

1. Standardized 401(k) Profit Sharing Plan, effective January 1, 1998.

2. PrizePoint 1998 Stock Option Plan.

                                 SCHEDULE 2.15

                         AGREEMENTS AFFECTED BY MERGER

1. Employee Confidentiality, Non-Solicitation and Share Repurchase Agreement, between Target and Christopher R. Hassett, dated March 4, 1998.

2. Employee Confidentiality, Non-Solicitation and Share Repurchase Agreement, between Target and Francis G. Blot, dated March 4, 1998.

3. Employee Confidentiality, Non-Solicitation and Share Repurchase Agreement, between Target and Harry Collins, dated March 4, 1998.

4. Employee Confidentiality, Non-Solicitation and Share Repurchase Agreement, between Target and Janet L. Hassett, dated March 4, 1998.

5. Employee Confidentiality, Non-Solicitation and Share Repurchase Agreement, between Target and John Nogrady, dated March 4, 1998.

6. Employee Confidentiality, Non-Solicitation and Share Repurchase Agreement, between Target and Rosemarie Panzarella, dated March 4, 1998.

7. 25% of the current unvested options granted to Target's employees pursuant to the 1998 PrizePoint Stock Option Plan shall accelerate upon the consummation of the transaction contemplated in the Reorganization Agreement.

                                 SCHEDULE 2.17

                         INTERESTED PARTY TRANSACTIONS

1. Registration Rights Agreement, dated as of October 15, 1998, by and among Target and various investors.

2. Amended and Restated Shareholders' Agreement, dated as of October 15, 1998, among Target and various shareholders, as amended on December 8, 1998.

                                  SCHEDULE 2.18

                           TARGET INSURANCE POLICIES

1. Workers Compensation and Employers Liability Policy issued to Target by Hartford Underwriters Insurance Company, covering the period from May 18, 1998 to May 18, 1999.

2. Liability Insurance issued to Target by Hartford, covering the period from May 15, 1998 to May 15, 1999 (commercial general liability) and from May 18, 1998 through May 18, 1999 (umbrella form).

3. Commercial Crime Policy issued to Target's 401 (k) Profit Sharing Plan and Trust by the Travelers Property Casualty for the period beginning November 11, 1998.

4. Term Life Insurance (key-man for Chris Hassett) issued to Target by The Travelers Insurance Company for the period beginning November 19, 1998.

                                 SCHEDULE 2.25

                           LIST OF MATERIAL CONTRACTS

1. Consulting, Services Agreement, dated July 6, 1998, between Target and mBed Software Inc.

2. Consulting Services Agreement, dated July 6, 1998 between Target and mBed Software Inc.

3. Service Provider Agreement, dated January 26, 1999, between Target and Forest Lake Travel.

4. Internet Data Center Services Agreement, dated as of June 1, 1998, between Target and Exodus Communications, Inc.

5. Internet Data Center Services Agreement, dated as of June 30, 1998, between Target and Exodus Communications, Inc.

6. Service Provider Agreement, dated January 25, 1999, between Target and Forest Lake Travel.

7. Commercial Sales Proposal/Agreement, dated May 21, 1998, between Target and ADT Security Services, Inc.

8.  Insertion Order, dated March 29, 1999, between Target and UBID.

9. Insertion Order, dated March 26, 1999, between Target and National Thoroughbred Racing.

10. Standard Form of Loft Lease, dated March 20, 1998, between Target and Nassau Bay Associates, L.P. as amended by a Lease Amendment dated December 28, 1998, between Target and Nassau Bay Associates, L.P.

11. Master Lease Agreement, dated as of January 8, 1998, between Target and Steelcase Financial Services, Inc.

12. Modified Retained Search Agreement, dated November 16, 1998, between Target and Management Search, Inc.

13. PrizePoint Consulting Services Agreement, dated February 22, 1999, between Target and Optimal Solutions Inc.

14. Content Provider Agreement, dated February 10, 1999, between Target and InfoSeek Corporation. (contains exclusivity provisions)

15. Target has Confidentiality Agreements, Option Agreements and Employment Agreements with various officers, directors and employees.

16. See Schedule 2.17.

                                 SCHEDULE 2.27

                                PRODUCT RELEASES

                                     [None]

                                 SCHEDULE 5.13

                                   EMPLOYEES

1.  Francis G. Blot

2.  John W. Nogrady

3.  Douglas M. Wintz

                                 SCHEDULE 3.11

              Schedule 3.11 (a) - Exceptions to Schedule 3.11 (c)

Word Mark               UPROAR A RIPROARING GAME
Owner Name              (REGISTRANT) Gilhuis, Mark G.
Serial Number           74-447289
Registration Number     1851579
International Class     028
Goods and Services      board games; DATE OF FIRST USE: 1993.05.27; DATE OF
                        FIRST USE IN COMMERCE: 1993.09.20

                                   EXHIBIT A

                             SHAREHOLDER AGREEMENT

     This Shareholder Agreement (the "Shareholder Agreement") is made and entered into as of April _, 1999, between Uproar Ltd., a Bermuda corporation ("Acquiro"), and the undersigned shareholders ("Shareholders", and each individually, "Shareholder") of PrizePoint Entertainment, Inc., a Delaware corporation ("Target").

                                    RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of April _, 1999, by and between Acquiror, Uproar Acquisition, Inc., a Delaware corporation ("Merger Sub"), and Target (such agreement as it may be amended or restated hereinafter referred to as the "Reorganization Agreement"), the parties agreed that on the signing of the Reorganization Agreement Target would use its best efforts to cause Shareholders to execute and deliver a Shareholder Agreement substantially in the form set forth in an Exhibit to the Reorganization Agreement;

     WHEREAS, Acquiror has agreed to acquire the outstanding securities of Target pursuant to a merger of Merger Sub with and into Target (the "Merger") and pursuant to which each outstanding share of capital stock of Target (the "Target Capital Stock") will be converted into the right to receive shares of common stock of Acquiror (the "Acquiror Shares") at the rates set forth in the Reorganization Agreement (the "Transaction");

     WHEREAS, in order to induce Acquiror to enter into the Transaction, Target has agreed to solicit the proxy of certain significant shareholders of Target on behalf of Acquiror, and to cause certain significant shareholders of Target to execute and deliver voting agreements to Acquiror,

     WHEREAS, each Shareholder is the registered and beneficial owner of such number of shares of Target Capital Stock as is indicated on the signature page of this Shareholder Agreement (the "Shares"); and

     WHEREAS, in order to induce Acquiror to enter into the Transaction, each Shareholder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of Target Capital Stock acquired by Shareholder hereafter and prior to the Expiration Date (as defined in Section 1.1 below), and agrees to vote the Shares and any other such acquired shares of Target Capital Stock so as to facilitate consummation of the Transaction.

     NOW, THEREFORE, the parties agree as follows:

     1 . Share Ownership and Agreement to Retain Shares.

     1.1 Transfer and Encumbrance.

     (a) Each Shareholder is the beneficial owner of that number of Shares of Target Capital Stock set forth on the signature page hereto and, except as otherwise set forth on the signature page hereto, (i) has held such Target Capital Stock at all times since the date set forth on such signature page and (ii) did not acquire any shares of Target Capital Stock in contemplation of the Merger. These Shares constitute each Shareholder's entire interest in the outstanding Target Capital Stock. No other person or entity not a signatory to this Shareholder Agreement has a beneficial interest in or a right to acquire such Shares or any portion of such Shares (except, with respect to shareholders which are partnerships, partners of such shareholders). The Shares are and will be at all times up until the Expiration Date free and clear of any liens, claims, options, charges or other encumbrances. As used herein, the term "Expiration Date" shall mean the earlier to occur of (x) the Effective Time of the Transaction and (y) the termination of the Reorganization Agreement. Each Shareholder's principal residence or place of business is set forth on the signature page hereto.

         (b) Each Shareholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date.

     1.2 New Shares. Each Shareholder agrees that any shares of Target Capital Stock that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Shareholder Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Shareholder Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the shareholders of Target called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Target with respect to any of the following, each Shareholder shall vote the Shares and any New Shares (i) in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between Target and any person or entity other than Acquiror.

     3. Irrevocable Proxy. Each Shareholder hereby agrees to timely deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the "Proxy") with respect to each meeting of shareholders of Target prior to the Expiration Date, such Proxy to cover the total number of Shares and New Shares in respect of which Shareholder is entitled to vote at any such meeting. In the event that any Shareholder is unable to provide any such Proxy in a timely manner, such Shareholder hereby grants Acquiror a power of attorney to execute and deliver such Proxy for and on behalf of Shareholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy or any other such impediment and shall terminate on the Expiration Date. Upon the execution of this Shareholder Agreement by the Shareholders, each Shareholder hereby revokes any and all prior proxies given by the Shareholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

     4. Representations. Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to Acquiror as follows:

           (a) Purchase Entirely for Own Account. The Acquiror Shares being acquired by such Shareholder in connection with the Merger will be acquired for investment for such Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Shareholder Agreement, Shareholder further represents that such Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of such Acquiror Shares.

           (b) Investment Experience. Such Shareholder has substantial experience evaluating and investing in securities of companies and acknowledges that it has the capacity to protect its own interests in connection therewith, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Acquiror Shares. If other than an individual, such Shareholder also represents it has not been organized for the purpose of acquiring the Acquiror Shares.

           (c) Accredited Investor. Such Shareholder is and at the Closing (as defined in the Reorganization Agreement) will be an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

           (d) Restricted Securities. Such Shareholder understands that the Acquiror Shares are characterized as "restricted securities" under the United States federal securities laws inasmuch as they are being acquired from the Acquiror in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In this connection, such Shareholder represents that it is familiar with SEC Rule 144 (a copy of which is attached hereto as Appendix A) as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

           (e) Further Limitations on Disposition. In addition to such further restrictions that each Shareholder may be subject to pursuant to the Shareholder Representation Agreement to be executed by such Shareholders pursuant to the Reorganization Agreement, each Shareholder agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Acquiror Shares unless at that time either:

               (i) such transaction is permitted pursuant to the provisions of Rule 144 under the Securities Act;

               (ii) counsel representing the undersigned Shareholders, reasonably satisfactory to Acquiror, shall have advised Acquiror in a written opinion letter reasonably satisfactory to Acquiror and Acquiror's counsel, and upon which Acquiror and its counsel may rely, that no registration under the Securities Act and relevant state securities laws is required in connection with the proposed sale, transfer or other disposition;

               (iii) a registration statement under the Securities Act (a "Registration Statement") covering the Acquiror Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and made effective under the Securities Act; or

               (iv) an authorized representative of the SEC shall have rendered written advice to such undersigned Shareholder (sought by the undersigned Shareholder or counsel to the undersigned Shareholder, with a copy thereof and of all other related communications delivered to Acquiror) to the effect that the SEC will take no action, or that the staff of the SEC will not recommend that the SEC take action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

           (f) (i) Each undersigned Shareholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Acquiror Shares or any part thereof.

               (ii) Each undersigned Shareholder undertakes and agrees to indemnify and hold harmless Acquiror, Target and each of their respective current and future officers and directors and each person, if any, who now or hereafter controls or may control Acquiror or Target within the meaning of the Securities Act (an "Indemnified Person") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses ("Claims") based upon, arising out of or resulting from any breach or nonfulfillment of any undertaking, covenant or agreement made herein by such Shareholder, or caused by or attributable to such Shareholder, or such Shareholder's agents or employees, or representatives, brokers, dealers and/or underwriters insofar as they are acting on behalf of and in accordance with the instruction of or with the knowledge of such Shareholder, in connection with or relating to any offer, sale, pledge, transfer or other disposition of any of the Acquiror Shares by or on behalf of such Shareholder, which claim or claims result from any breach or nonfulfillment as set forth above. The indemnification set forth herein shall be in addition to any liability that such Shareholder may otherwise have to the Indemnified Persons.

           (g) Promptly after receiving definitive notice of any Claim in respect of which an Indemnified Person may seek indemnification under this Shareholder Agreement, such Indemnified Person shall submit notice thereof to the Shareholders. The omission by the Indemnified Person so to notify the undersigned Shareholders of any such Claim shall not relieve the undersigned Shareholders from any liability the undersigned Shareholders may have hereunder except to the extent that (A) such liability was caused or increased by such omission, or (B) the ability of the undersigned Shareholders to reduce or defend against such liability was adversely affected by such omission. The omission of the Indemnified Person so to notify the undersigned Shareholders of any such Claim shall not relieve the undersigned Shareholders from any liability the undersigned Shareholders may have otherwise than hereunder. The Indemnified Persons and the undersigned Shareholders shall cooperate with and assist one another in the defense of any Claim and any action, suit or proceeding arising in connection therewith.

        (h) Until the Expiration Date, each Shareholder will not (and will use such Shareholder's reasonable efforts to cause Target, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Shareholder or them, not to) directly or indirectly: (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below); (ii) initiate any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Target's business, properties or assets to any corporation, partnership, person or other entity or group (other than Acquiror, or any associate, agent or representative of Acquiror) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement with any entity or group with respect of any potential Acquisition Proposal. In the event the Shareholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Shareholder shall promptly inform Acquiror as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Shareholder is a party or violating its fiduciary duties. For purposes of this Shareholder Agreement, "Acquisition Proposal" means any bona fide offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or any of its subsidiaries or the acquisition of 50% or more of the outstanding shares of capital stock of Target, or a significant portion of the assets of, Target or any of its subsidiaries, other than the transactions contemplated by this Agreement.

           (i) Each Shareholder understands that pursuant to the Reorganization Agreement, Acquiror and the Shareholders' Agent shall enter into the Escrow Agreement and that Shareholder shall be bound by the provisions of the Escrow Agreement, in the form attached as an Exhibit to the Merger Agreement, and
Article VIII of the Reorganization Agreement, and as such, Shareholder agrees to appoint a Shareholders' Agent prior to the Closing and further agrees to be bound by the terms of the Escrow Agreement and Article VIII of the Reorganization Agreement.

        5. Additional Documents. Each Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this Shareholder Agreement.

        6. Consent and Waiver. Each Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Shareholder is a party or pursuant to any rights Shareholder may have.

        7. Termination. This Shareholder Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

        8. Confidentiality. Each Shareholder agrees (i) to hold any information regarding this Shareholder Agreement and the Transaction in strict confidence and (ii) not to divulge any such information to any third person, until such time as the Transaction has been publicly disclosed by Acquiror, provided, however that Shareholder may disclose such information to Shareholder's legal and financial advisors who agree to be bound by this covenant.

        9. Miscellaneous.

        9.1 Severability. If any term, provision, covenant or restriction of this Shareholder Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Shareholder Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        9.2 Binding Effect and Assignment. This Shareholder Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Shareholder Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Shareholder Agreement is intended to bind Shareholder as a shareholder of Target only with respect to the specific matters set forth herein.

        9.3 Amendment and Modification. This Shareholder Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

        9.4 Specific Performance: Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and each Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

        9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Shareholder Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

           (a) If to the Shareholders, at the addresses set forth below each Shareholder's signature at the end hereof.

           (b) If to Acquiror:

               Uproar Ltd.
               375 West Broadway, 5th Floor
               New York, New York 10012
               Attention: President and CEO
               Facsimile No.: (212) 334-4646
               Telephone No.: (212) 334-5151
           with a copy to:

               Brobeck, Phleger & Harrison LLP
               1633 Broadway, 47th Floor
               New York, New York 10019
               Attention: Eric Simonson
               Facsimile No.: (212) 586-7878
               Telephone No.: (212) 237-2528

           (c) if to Target, to:

               PrizePoint Entertainment Corporation
               240 West 35th Street
               New York, New York 10001
               Attention: President
               Facsimile No.: (212) 244-5288
               Telephone No.: (212) 244-5295

           with a copy to:

               Howard Smith & Levin LLP
               1330 Avenue of the Americas
               New York, New York 10019
               Attention: Scott F. Smith
               Facsimile No.: (212) 841-1010
               Telephone No.: (212) 841-1000

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

        9.6 Governing Law. This Shareholder Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.

        9.7 Entire Agreement. This Shareholder Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        9.8 Counterpart. This Shareholder Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Shareholder Agreement.

        IN WITNESS WHEREOF, the parties have caused this Shareholder Agreement to be executed as of the date first above written.

                                           ACQUIROR

                                           _____________________________________
                                           Name:
                                           Title:

                                   EXHIBIT A
                                   ---------

                               IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                                     TARGET

        The undersigned shareholder of Prize Point Entertainment, Inc., a Delaware corporation ("Target"), hereby irrevocably (to the full extent permitted by Delaware law) appoints the members of the Board of Directors of Uproar Ltd., a Bermuda corporation ("Acquiror"), and each of them, or any other designee of Acquiror, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Target that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Target issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares" in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned shareholder of Target as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement and (ii) termination of the Reorganization Agreement.

        This Irrevocable Proxy is irrevocable (to the extent provided in Delaware law), is coupled with an interest, including, but not limited to, that certain Shareholder Agreement dated as of even date herewith by and among Acquiror and the undersigned, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Reorganization between Target, Uproar Acquisition, Inc., a Delaware corporation "Merger Sub"), and Acquiror (the "Reorganization Agreement"), which agreement provides for the merger of Merger Sub with and into Target (the "Merger").

        The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Delaware law), at every annual, special or adjourned meeting of the shareholders of Target and in every written consent in lieu of such meeting as follows:

   [X] In favor of approval of the Reorganization Agreement, in favor of any matter that could reasonably be expected to facilitate the Merger and against any proposal for any recapitalization, merger, sale of assets or other business combination relating to the Target (other than the Merger) and against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under an acquisition agreement in respect of the Merger or which would result in any of the conditions to the completion of the Merger not being fulfilled.

        The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

        All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

        This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: April    1999

                                _________________________________________
                                (Signature of Shareholder)

                                _________________________________________
                                (Print Name of Shareholder)

                                Shares beneficially owned:

                                ______ shares of Target Common Stock

                                ______ shares of Target Series A Preferred Stock

                                ______ shares of Target Series B Preferred Stock

                                   APPENDIX A

              RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                                   EXHIBIT B

                       CONFIDENTIAL DISCLOSURE AGREEMENT

        Uproar Ltd. (First Party), having an office at 44 Church Street, Hamilton, Bermuda HM12, and PrizePoint Entertainment, Inc. (Second Party), having an office at 240 West 35 Street, New York, NY 10001, have a mutual interest in discussing the development of trade secrets, customers lists, sales strategies and materials, and solicitation, membership and marketing methods, concepts and techniques, product information, pricing, computer hardware and software usages, costs of production, overhead and business practices in general, whether communicated orally, in written form or electronically, all such information to be hereafter referred to as "Confidential Information." In order to facilitate this discussion, it may be necessary for either Party (Discloser) to disclose to the other Party (Recipient) confidential information useful in evaluating the feasibility of such development.

        Therefore, in order to induce Discloser to disclose and Recipient to accept such confidential information:

           1) Discloser agrees to identify in writing as confidential or mark as confidential any information which it deems to be confidential;

           2) Recipient agrees to receive in confidence any such confidential information delivered or made available thereto and to;

           3) Recipient agrees not to disclose the received confidential information to any third parties except on the conditions stated in this agreement and to use such confidential information only in connection with the abovementioned evaluation, for a period of three
           (3) years from the date of receipt of such confidential information, unless otherwise instructed in writing by Discloser;

           4) From time to time Recipient may find it necessary to disclose confidential information of Discloser to third parties. Recipient shall disclose such confidential information only if, prior to disclosure: (a) Recipient acquires Discloser's approval of such third party and (b) such third party executes a Confidential Disclosure Agreement with Recipient similar in scope to this Confidential Disclosure Agreement.

           5) Recipient agrees to use the same level of care to prevent disclosure or unauthorized use of the received confidential information as it exercises in protecting its own information of similar nature; and

           6) Recipient agrees that all confidential information is the property of Discloser and agrees promptly to return to Disclosure, upon demand, any confidential information furnished under this Agreement which is either received in or reduced to material form.

           7) Recipient and Discloser agree that the above-stated obligations under this Agreement shall not apply to any information which:

                a. as shown by reasonably-documented proof, was in Recipient's possession prior to receipt thereof from Discloser;

                b. as shown by reasonably-documented proof, is developed by Recipient completely independently of confidential information received from Discloser;

                c. now is or later becomes publicly known without breach by Recipient of the confidentiality obligation established by this Agreement;

                d. is released in writing by Discloser;

                e. Recipient receives in good faith from a third party not subject to a confidentiality obligation therefor to Discloser; or

                f. Recipient is required to produce by a judicial order or decree by a governmental law or regulation; however, Recipient shall make every effort to protect information so produced against public disclosure.

           8) No license to a party, under any trademark, patent, copyright, mask work protection right or any other intellectual property right, is either granted or implied by the conveying of information to Recipient. None of the information which may be disclosed or exchanged by the parties shall constitute any representation, warranty, assurance, guarantee or inducement by either party to the other of any kind, and, in particular, with respect to the non-infringement of trademarks, patents, copyrights, mask protection rights or any other intellectual property rights, or other rights of third persons.

           9) Neither this agreement nor the disclosure or receipt of information shall constitute or imply any promise or intention to make any purchase of products or services by either party or its affiliated companies with respect to the present or future marketing of any product or service.

        This Agreement shall terminate one year from the date of the latest signature below, unless sooner terminated in writing by Discloser or Recipient, except that the obligations of confidentiality and non-use with respect to confidential information disclosed to Recipient prior to such termination shall survive such termination until the end of the period set forth in the above paragraph 3.

                                          By:___________________________________
Date April 14, 1999                       Title:  Michael Simon
                                                  Chairman Uproar Ltd.



                                          By:___________________________________
Date                                      Title:

                                   EXHIBIT C
                                   ---------

                      SHAREHOLDER REPRESENTATION AGREEMENT

        THIS SHAREHOLDER REPRESENTATION AGREEMENT (the "Shareholder's Agreement") is entered into as of the __ day of ___, 1999 between Uproar Ltd., a Bermuda corporation ("Acquiror"), and the undersigned shareholder (the "Shareholder") of Prize Point Entertainment, Inc., a Delaware corporation ("Target").

                                    RECITALS

        A. Target, Uproar Acquisition, Inc., a Delaware corporation ("Merger Sub"), and Acquiror have entered into an Agreement and Plan of Reorganization, dated as of April _, 1999 (the "Reorganization Agreement"), pursuant to which Merger Sub will merge with and into Target (the "Merger").

        B. Upon the consummation of the Merger and in connection therewith, the undersigned Shareholder will become the owner of shares of common stock of Acquiror (the "Acquiror Shares").

        C. Pursuant to the Reorganization Agreement, an Escrow Agreement (the "Escrow Agreement"), has been entered into between the Acquiror and an agent of the former shareholders of Target ("Shareholders' Agent");

        D. Concurrent with the execution of the Reorganization Agreement and as an inducement to Acquiror to enter into the Reorganization Agreement, certain of Target's shareholders have entered into an agreement, to, among other things, vote the shares of capital stock of Target ("Target Capital Stock") owned by such person to approve the Merger and against any competing proposals.

        E. The undersigned Shareholder understands and acknowledges that Target, Acquiror and their respective shareholders, as well as legal counsel to Target and Acquiror, are entitled to rely on (x) the truth and accuracy of the undersigned Shareholder's representations contained herein and (y) the undersigned Shareholder's performance of the obligations set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Reorganization Agreement and in this Shareholder's Agreement, it is hereby agreed as follows:

        1. Share Ownership and Agreement to Retain Shares.

        1.1 Transfer and Encumbrance.

            (a) Immediately prior to the Effective Time (as defined in the Merger Agreement), Shareholder was the beneficial owner of that number of shares of Target Capital Stock set forth on the signature page hereto (the "Shares") and, except as otherwise set forth on the signature page hereto, (i) held such Target Capital Stock at all times since the date set forth on such signature page, and (ii) did not acquire any shares of Target Capital Stock in contemplation of the Merger. These Shares constituted the Shareholder's entire interest in the outstanding Target Capital Stock. No other person or entity not a signatory to this Agreement had as of the Effective Time, or has a beneficial interest in or a right to acquire such Shares or any portion of such Shares (except, with respect to shareholders which are partnerships, partners of such shareholders). The Shares were at all times up until the Effective Time free and clear of any liens, claims, options, charges or other encumbrances.

            (b) In addition to any other restrictions set forth in this Shareholder's Agreement, Shareholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the shares of Acquiror, shares received by Shareholder pursuant to the Merger (as defined below), or to make any offer or agreement relating thereto, at any time prior to the 180th day following the first day Acquiror Shares are listed for trading on EASDAQ if any shareholders of Acquiror are subject to the same restriction pursuant to any understanding arrangement relating to such EASDAQ listing, except such restriction shall not prohibit transfers by operations of law, or bona fide gifts to family members if Shareholder, to an affiliate of Shareholder (as such term is defined in Section 1.10 of the Merger Agreement), or to trusts established for the benefit of Shareholder's family members, so long as the transferees remain subject to the restrictions set forth herein.

            (c) [FOR OFFICERS, DIRECTORS AND 5% STOCKHOLDERS OF TARGET:] [The undersigned Stockholder will not sell, exchange, transfer pledge, dispose of or otherwise reduce the undersigned Stockholder's risk relative to the Acquiror Shares or any part thereof until such time after the Effective Time of the Merger as financial results covering at least thirty (30) days of the combined operations of Acquiror and Target after the Effective Time of the Merger have been, within the meaning of said Release No. 130, filed by Acquiror with the SEC or published by Acquiror in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and net income of Target and Acquiror. Acquiror agrees to make such filing or publication as soon as practicable and to notify the undersigned Stockholder promptly upon making such filing or publication. The undersigned has not, during the thirty (30) day period prior to the Effective Time of the Merger, sold, exchanged, transferred, pledged, disposed of or otherwise reduced the undersigned Stockholder's risk relative to the Acquiror Shares or any part thereof (including any disposition, within such period, of Stockholder's shares of, or options to purchase, Target Capital Stock.]

        2. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to Acquiror as follows:

            (a) Purchase Entirely for Own Account. The Acquiror Shares being acquired by such Shareholder pursuant to the Merger will be acquired for investment for such Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Shareholder further represents that such Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of such Acquiror Shares.

            (b) Investment Experience. Such Shareholder has substantial experience evaluating and investing in securities of companies and acknowledges that it has the capacity to protect its own interests in connection therewith, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Acquiror Shares. If other than an individual, such Shareholder also represents it has not been organized for the purpose of acquiring the Acquiror Shares.

            (c) Accredited Investor/Suitability Questionnaire. Such Shareholder is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect, (ii) has delivered an Investor Suitability Questionnaire to Acquiror describing Shareholder's ability to evaluate an investment in Acquiror Shares or (iii) has appointed a "purchaser representative" as defined in SEC Rule 501 of Regulation D to evaluate Shareholder's investment in Acquiror Shares.

            (d) Restricted Securities. Such Shareholder understands that the Acquiror Shares are characterized as "restricted securities" under the United States federal securities laws inasmuch as they are being acquired from the Acquiror in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In this connection, such Shareholder represents that it is familiar with SEC Rule 145 (a copy of which is attached hereto as Appendix A) as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

            (e) Further Limitations on Disposition. The Shareholder agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Acquiror Shares unless at that time either:

                (i) such transaction is permitted pursuant to the provisions of Rule 145 under the Securities Act;

                (ii) counsel representing the undersigned Shareholder, reasonably satisfactory to Acquiror, shall have advised Acquiror in a written opinion letter reasonably satisfactory to Acquiror and Acquiror's counsel, and upon which Acquiror and its counsel may rely, that no registration under the Securities Act is required in connection with the proposed sale, transfer or other disposition;

                (iii) a registration statement under the Securities Act (a "Registration Statement") covering the Acquiror Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and made effective under the Securities Act; or

                (iv) an authorized representative of the SEC shall have rendered written advice to the undersigned Shareholder (sought by the undersigned Shareholder or counsel to the undersigned Shareholder, with a copy thereof and of all other related communications delivered to Acquiror) to the effect that the SEC will take no action, or that the staff of the SEC will not recommend that the SEC take action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

                (f) All certificates representing Acquiror Shares deliverable to a Shareholder pursuant to the Reorganization Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend that such shares of Acquiror Common Stock may only be sold or disposed of in accordance with (i) the provisions of Rule 145 under the Securities Act, (ii) pursuant to an effective Registration Statement or (iii) pursuant to an exemption provided by the Securities Act and additional legends relating to the restrictions set forth in Section 1(b) [and 1(c)] of this Shareholder's Agreement. Acquiror, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for such Acquiror Shares but not as to the certificates for any part of the Acquiror Shares as to which said legend is no longer appropriate.

                (g) The undersigned Shareholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Acquiror Shares or any part thereof

                (h) Shareholder understands that pursuant to the Reorganization Agreement, Acquiror and the Shareholders' Agent entered into the Escrow Agreement and that Shareholder are bound by the provisions of the Escrow Agreement, in the form attached as an exhibit to the Reorganization Agreement, and Article VIII of the Reorganization Agreement, and as such, Shareholder ratifies the appointment of the Shareholders' Agent prior to the Closing, and further agrees to be bound by the terms of the Escrow Agreement and Article VIII of the Reorganization Agreement.

            3. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this Agreement.

            4. Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Shareholder is a party or pursuant to any rights Shareholder may have.

            5. Confidentiality. Shareholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence and (ii) not to divulge any such information to any third person until such time as the Transaction has been publicly disclosed by Acquiror; provided, however, that Shareholder may disclose such information to Shareholder's legal and financial advisors who agree to be bound by this covenant.

            6. Miscellaneous.

            6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Shareholder as a shareholder of Target only with respect to the specific matters set forth herein.

            6.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

            6.4 Specific Performance: Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and the Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

            6.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Shareholder's Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

                (a) If to the Shareholder, at the address set forth below the Shareholder's signature at the end hereof.

                (b) If to Acquiror:

                    Uproar Ltd.
                    375 West Broadway, 5th Floor
                    New York, New York 10012
                    Attention: President and CEO
                    Facsimile No.: (212) 334-4646
                    Telephone No.: (212) 334-5151
                with a copy to:

                   Brobeck, Phleger & Harrison LLP
                   1633 Broadway, 47th Floor
                   New York, New York 10019
                   Attention: Eric Simonson
                   Facsimile No.: (212) 586-7878
                   Telephone No.: (212) 237-2528

                (c) if to Target, to:

                    PrizePoint Entertainment Corporation
                    240 West 35th Street
                    New York, New York 10001
                    Attention: President
                    Facsimile No.: (212) 244-5288
                    Telephone No.: (212) 244-5295

                with a copy to:

                    Howard Smith & Levin LLP
                    1330 Avenue of the Americas
                    New York, New York 10019
                    Attention: Scott F. Smith
                    Facsimile No.: (212) 841-1010
                    Telephone No.: (212) 841-1000

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

                6.6 Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York.

                6.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

                6.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                6.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                      ACQUIROR

                                      ____________________________________
                                      Name:
                                      Title:


                                      SHAREHOLDER

                                      ____________________________________
                                      Name:


                                      ____________________________________

                                      ____________________________________
                                      (Address)

                                      ____________________________________
                                      (Telephone Number)

                                      ____________________________________
                                      (Social Security or Tax I.D. Number)

Total Number of Shares of Target Capital Stock owned on the date hereof:

Common Stock:               _____________________________

Series A Preferred Stock:   _____________________________

Series B Preferred Stock:   _____________________________

State of Residence:         _____________________________

                                   APPENDIX A

             RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                                   EXHIBIT D

                                     ANNEX I

              Agreement and Plan of Reorganization (with Exhibits)

                                    ANNEX II

            Amendment No. 1 to Agreement and Plan of Reorganization.

          Amendment No. 1 to the Agreement and Plan of Reorganization
              by and between Uproar Ltd., Uproar Acquisition, Inc.
         and PrizePoint Entertainment Corporation dated April 29, 1999

        THIS AMENDMENT NUMBER 1 (the "Amendment") to the AGREEMENT AND PLAN OF REORGANIZATION between UPROAR LTD. ("Acquiror") UPROAR ACQUISITION, INC. ("Acquisition Sub") and PRIZEPOINT ENTERTAINMENT CORPORATION, ("Target"), dated as of April 29, 1999, (the "Agreement") is hereby entered into as of May 6, 1999, by agreement of the parties in the manner set forth below. Any capitalized term that is not defined herein shall have the meaning assigned to such term in the Agreement. Notwithstanding any contrary provision of the Agreement, in the case of inconsistency, the terms of this Amendment shall prevail over other contract terms included in the Agreement.

                                    RECITALS

        WHEREAS, the parties have entered into the Agreement, and

        WHEREAS, the parties desire to amend the Agreement.

        NOW THEREFORE, in consideration of the foregoing premises and mutual promises set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, both parties to this Amendment mutually agree to amend the Agreement as follows:

1. Section 5.11(a). Section 5.11(a) is deleted and replaced with the following:

           Assumption of Options. At the Effective Time, the Target Stock Option Plan, and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan (whether vested or unvested and whether exercisable or non-exercisable) will be assumed by Acquiror.
        Schedule 5.11 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plan including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.11 hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the exercise price per share of Target Common Stock prior to the Effective Time divided by the Exchange Ratio, (iii) such newly granted options shall be deemed substituted for the options granted under the Target Stock Option Plan and (iv) prior to the issuance of Acquiror Common Stock upon exercise of any such option, the holder of such option shall execute a Shareholder Representation Agreement substantially in the form of Exhibit C hereto. It is the intention of the parties that the options so assumed by Acquiror qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Following the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan a document in form and substance satisfactory to Target evidencing the foregoing assumption and substitution of such option by Acquiror.

2. Section 5.22 is deleted in its entirety and replaced with the following paragraph:

                  5.22 Qualification of Tax Payment Shares. Acquiror shall use its best efforts to qualify the Tax Payment Shares (as defined in the Shareholder Representation Agreement) for trading on EASDAQ or another "Designated Offshore Securities Market" (as defined in Rule 902 of Regulation S under the Securities Act). Acquiror agrees to take all such other steps as may be necessary to permit the Target Stockholders (as defined below) to sell the Tax Payment Shares in accordance with all non-United States law or regulation applicable to the sale of the Tax Payment Shares outside of the United States.

3. Exhibit C is hereby amended and restated to read as set forth in Attachment A hereto.

4. Section 1.7 (a) Section 13(a) is deleted and replaced with the following:

                   (a) Exchange Agent. Acquiror shall act as its own exchange agent (the "Exchange Agent") in the Merger.

5. This Amendment shall be deemed an amendment to the Agreement and shall become effective upon the execution of Acquiror, Acquisition Sub and Target.

6. Except as expressly amended pursuant this Amendment, the Agreement shall continue in full force and effect.

7. This Amendment shall be governed by the internal laws of the State of New York, without regard to its conflict of law principles.

8. This Amendment may be executed in counterparts, each of which shall be enforceable against the Party actually executing such counterpart, and which together shall constitute one instrument.

                  (remainder of page intentionally left blank)

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to the Agreement by their duly authorized representatives as of the date first written above.

Acquiror                                 Target

By: /s/ Michael Simon                    By:
    -----------------------------           ---------------------
    Name:  Michael Simon                    Name:
    Title: Chief Executive                  Title:
    Date:                                   Date:


Acquisition Sub

By: /s/ Michael Simon
    -----------------------------
    Name: Michael Simon
    Title:
    Date:

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to the Agreement by their duly authorized representatives as of the date first written above.

Acquiror                                 Target

By:                                      By: /s/ Christopher Hassett
   ------------------------------            -------------------------
   Name:                                     Name:  Christopher Hassett
   Title:                                    Title: President
   Date:                                     Date:  5/6/99


Acquisition Sub

By:
   -------------------------------
   Name:
   Title:
   Date:

                                   ANNEX III

              Section 262 of the Delaware General Corporation Law

                           DELAWARE APPRAISAL RIGHTS

ss. 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section.

        As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
            (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
            (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.
        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof)or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights, shall be perfected as follows:


        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that'the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

            (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or

            (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(1) The shares of the surviving or resulting corporation to which the shares of such objecting Shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX IV

                        Prize Point Financial Statements

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PrizePoint Entertainment Corporation:

We have audited the accompanying balance sheet of PrizePoint Entertainment Corporation (a Delaware corporation) as of December 31, 1998, and the related statements of operations, stockholder's equity and cash flows for the period from inception (March 4, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PrizePoint Entertainment Corporation as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (March 4, 1998) to December 31, 1998, in conformity with generally accepted accounting principles.

                                              Authur Andersen LLP

New York, New York
April 29, 1999

                      PRIZEPOINT ENTERTAINMENT CORPORATION
                      ------------------------------------

                                 BALANCE SHEETS
                                 --------------

                                                                                 December 31,        March 31,
                           ASSETS                                                  1998               1999
                           ------                                               ------------         ---------
                                                                                                   (Unauditited)
CURRENT ASSETS:
   Cash and cash equivalents                                                     $1,870,075          $1,244,072
   Accounts receivable                                                                    -              21,250
Prepaid expenses and other current assets                                                 -              40,054
                                                                                 ----------          ----------
     Total current assets                                                         1,870,075           1,305,376
PROPERTY AND EQUIPMENT, net                                                         127,337             366,219
DEPOSITS AND OTHER ASSETS                                                            61,239              78,495
                                                                                  ----------          ----------
     Total assets                                                                $2,058,651          $1,750,090
                                                                                ===========          ==========

                LIABILITIES AND STOCKHOLDERS EQUITY
                -----------------------------------

CURRENT LIABILITIES:
   Accounts payable                                                              $   63,457          $  146,634
   Accrued expenses                                                                  25,867              33,497
   Current portion of capital lease obligations                                      25,949             102,777
                                                                                 ----------          ----------
     Total current liabilities                                                      115,273             282,908

CAPITAL LEASE OBLIGATIONS                                                            15,134             107,513
COMMITMENTS (Note 7)
STOCKHOLDER'S EQUITY:
   Preferred Stock, $.01 par value; 5,000,000 shares authorized:
   Series A Preferred Stock, 645,000 shares designated, issued and outstanding as of December 31, 1998 and March 31, 1999
     (unaudited), respectively; liquidation value of $645,000                         6,450               6,450
   Series B Preferred Stock, 495,049 shares designated; 412,541 and 453,795 shares issued and outstanding as of December 31, 1998 and March
     31, 1999 (unaudited), respectively; liquidation value of
     $2,500,000 and $2,750,000 (unaudited), respectively                              4,125               4,538
   Common stock, $.01 par value; 10,000,000 shares authorized 1,186,667 shares issued and outstanding as of December 31, 1998 and March 31, 1999
     (unaudited), respectively                                                       11,867              11,867
   Additional paid-in capital                                                     3,134,425           3,384,012
   Accumulated deficit                                                           (1,228,623)         (2,047,198)
                                                                                 ----------          ----------
       Total stockholders' equity                                                 1,928,244           1,359,669
                                                                                 ----------          ----------
Total liabilities and stockholders' equity                                       $2,058,651          $1,750,090
                                                                                 ==========          ==========

      The accompanying notes are an integral part of these balance sheets.

                      PRIZEPOINT ENTERTAINMENT CORPORATION
                      ------------------------------------
                            STATEMENTS OF OPERATIONS
                            ------------------------


                                                                              For the Period       For the Three
                                                                              From Inception          Months
                                                                              (March 4, 1998)          Ended
                                                                              to December 31,        March 31,
                                                                                    1998               1999
                                                                              ---------------      -------------
                                                                                                    (Unaudited)
REVENUES                                                                        $         -          $   47,750
                                                                                -----------          ----------
COSTS AND EXPENSES:
   Direct costs                                                                     353,279             305,385
   Selling and marketing expenses                                                   214,290             209,299
   General and administrative expenses                                              675,514             321,535
                                                                                -----------          ----------
     Operating loss                                                              (1,243,083)           (836,219)

OTHER INCOME (EXPENSE):
   Interest income, net                                                              14,460              17,644
                                                                                -----------          ----------

     Loss before income taxes                                                    (1,228,623)           (818,575)

   BENEFIT FOR INCOME TAXES                                                              -                   -
     Net loss                                                                   $(1,228,623)         $ (818,575)
                                                                                ===========          ==========
PER SHARE INFORMATION:
   Net loss per share --
     Basic and Diluted                                                          $     (1.04)         $     (.68)
                                                                                ===========          ==========
   Weighted average common shares outstanding --
     Basic and Diluted                                                            1,186,667           1,186,667
                                                                                ===========          ==========

        The accompanying notes are an integral part of these statements.

                      PRIZEPOINT ENTERTAINMENT CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    Series A             Series B
                                Preferred Stock      Preferred Stock       Common Stock
                              -------------------  -------------------  ------------------    Additional    Accumulated
                              Shares   Par Value   Shares    Par Value  Shares   Par Value  Paid-in Capital   Deficit      Total
                              -------  ---------   ------    ---------  ------   ---------  --------------- -----------  ----------
BALANCE, March 4, 1998             -    $    -          -    $    -           -   $     -    $        -    $         -   $        -
  Issuance of common stock         -         -          -         -   1,186,667    11,867             -              -       11,867
  Issuance of Series A
    Preferred Stock          645,000     6,450          -         -           -         -       638,550              -      645,000
  Issuance of Series B
    Preferred Stock                -         -     412,541    4,125           -         -     2,495,875              -    2,500,000
  Net loss                         -         -           -        -           -         -             -     (1,228,623)  (1,228,623)
                             -------    ------     -------   ------   ---------   -------    ----------    -----------   ----------

BALANCE, December 31, 1998   645,000     6,450     412,541    4,125   1,186,667    11,867     3,134,425     (1,228,623)   1,928,244
  Issuance of Series B
    Preferred Stock                -         -      41,254      413           -         -       249,587              -      250,000
  Net loss                         -         -           -        -           -         -             -       (818,575)    (818,575)
                             -------    ------     -------   ------   ---------   -------    ----------    -----------   ----------

BALANCE, March 31, 1999
  (unaudited)                645,000    $6,450     453,795   $4,538   1,186,667   $11,867    $3,384,012    $(2,047,198)  $1,359,669
                             =======    ======     =======   ======   =========   =======    ==========    ===========   ==========

        The accompanying notes are an integral part of these statements.

                      PRIZEPOINT ENTERTAINMENT CORPORATION

                            STATEMENT OF CASH FLOWS

                                                                  For the Period
                                                                  From Inception          For the Three
                                                                (March 4, 1998) to        Months Ended
                                                                   December 31,             March 31,
                                                                        1998                  1999
                                                                ------------------     ----------------
                                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         $(1,228,623)          $ (818,575)
  Adjustments to reconcile net loss to net cash used in
    operating activities
       Depreciation and amortization                                    23,156               19,875
       Changes in assets and liabilities
         Increase in accounts receivable                                    --              (21,250)
         Increase in prepaid expenses and other current assets              --              (40,054)
         Increase in deposits and other assets                         (61,239)             (17,256)
         Increase in accounts payable                                   63,457               83,177
         Increase in accrued expenses                                   25,867                7,630
                                                                   -----------           ----------
             Net cash used in operating activities                  (1,177,382)            (786,453)
                                                                   -----------           ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                   (98,598)             (72,747)
                                                                   -----------           ----------
             Net cash used in investing activities                     (98,598)             (72,747)
                                                                   -----------           ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligations                               (10,812)             (16,803)
  Issuance of Series A Preferred Stock                                 645,000                   --
  Issuance of Series B Preferred Stock                               2,500,000              250,000
  Issuance of common stock                                              11,867                   --
                                                                   -----------           ----------
             Net cash provided by financing activities               3,146,055              233,197
                                                                   -----------           ----------
             Net increase (decrease) in cash and cash equivalents    1,870,075             (626,003)
CASH AND CASH EQUIVALENTS, beginning of period                              --            1,870,075
                                                                   -----------           ----------
CASH AND CASH EQUIVALENTS, end of period                           $ 1,870,075           $1,244,072
                                                                   ===========           ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest                          $       --           $       --
  Cash paid for income taxes                                                --                   --
  Capital lease obligations                                             56,608              186,010


        The accompanying notes are an integral part of these statements.

                      PRIZEPOINT ENTERTAINMENT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES

Organization

     PrizePoint Entertainment Corporation ("PrizePoint" or the "Company") was formed as a Delaware corporation on March 4, 1998. The Company is engaged in the marketing and promotion forum of games of chance and advertising via its Internet web site. Individuals or "players" can log on to the Company's site and earn points for participating in the various product and trivia promotions offered in the Company's site. Individuals can redeem these points for various awards. Sponsors provide some of the awards and gifts for the winning participants in exchange for advertising services.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenues are derived from the sale of advertising on the Company's web site. Advertising revenues are recognized in the period the advertisement is displayed provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of "impressions", or number of times that any advertisement is viewed by users on the Company's web sites. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until guaranteed impression levels are achieved.

Direct Costs

     Direct costs consist primarily of cash prizes paid to participants, payroll and related expenses for personnel, systems consultants and systems and telecommunications infrastructures for web site development. To date, all direct costs have been expensed as incurred.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment, net

     Property and equipment are recorded at cost and depreciated on the straight-line method over their estimated useful lives, ranging from three to five years.

     Costs of maintenance and repairs are charged to expense as incurred.

Accounting for Long-Lived Assets

     The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets and for long-lived assets to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1998.

Income Taxes

     The Company accounts for its income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on differences between the financial accounting and income tax bases of assets and liabilities, and the use of carryforwards, if any, using enacted tax rates in effect for the years in which the differences and carryforwards are expected to reverse and be utilized. Any deferred assets have been reserved for their full value until the future realizability can be determined.

Stock-Based Compensation

     The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income (loss) and pro forma earnings per share disclosures (Note 8) for employee stock options as if the fair value based method of accounting in SFAS No. 123 had been applied to these transactions.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

Basic and Diluted Net Loss Per Common Share

     The Company accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common equivalent shares outstanding during the period. Common equivalent shares have been excluded from the calculation of diluted earnings per share, as their effect is anti-dilutive.

Business and Credit Concentrations

     Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The carrying amounts of these instruments approximate fair value. The carrying amount of the Company's capital leases approximate the fair value of these instruments based upon management's best estimate of interest rates.

     The Company maintains cash with a domestic financial institution. The Company performs periodic evaluations of the relative credit standing of this institution From time to time, the Company's cash balances with this financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

Unaudited Interim Financial Statements

     The unaudited consolidated financial information included herein for the three months ended March 31, 1999, has been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results expected for a full year.

Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company adopted this statement in 1998. The adoption of this statement did not have an impact on the Company's financial condition or results of operations. Accordingly, the Company's comprehensive net loss is equal to its net loss for the period from inception (March 4, 1998) to December 31, 1998.

     Additionally, in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The Company adopted this statement in 1998. In the initial year of application, comparative information for earlier years must be restated. Management has determined that it does not have any separately reportable business segments.

     April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company has expensed all software development costs and does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

2. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following at December 31, 1998:

        Computer equipment and software       $ 121,601
        Furniture and fixtures                   28,892
                                              ---------
                                                150,493
        Less-Accumulated depreciation and
          amortization                           23,156
                                              ---------
                                              $ 127,337
                                              =========
3. ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 1998:

        Accrued Vacation                      $  15,835
        Accrued Rent                             10,032
                                              ---------
              Total                           $  25,267
                                              =========
4. INCOME TAXES

     No provision for U.S. federal or state income taxes has been recorded for the period from inception (March 4, 1998) to December 31, 1998 as the Company has incurred an operating loss.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes at December 31, 1998 are as follows:


        Deferred tax assets, net:
          Net operating loss carryforwards    $ 493,334
          Other                                   5,000
                                              ---------
                                                498,334
       Less Valuation allowance                (498,334)
                                              ---------
              Deferred tax assets, net        $      --
                                              =========

     Realization of deferred tax assets is dependent upon future earnings, if any. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for the period from inception (March 4, 1998) to December 31, 1998 as a result of the valuation allowance.

     As of December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,229,000. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforwards are available to offset future taxable income and expire in 2019 if not utilized.

5. CAPITAL LEASE OBLIGATIONS

     At December 31, 1998 the Company was committed under a capital lease agreement for office equipment. The asset and liability under the capital lease is recorded at the lower of the present value of minimum lease payments or the fair market value of the asset. The interest rate on the capital lease was approximately 1% at December 31, 1998.

Future minimum payments under the capital lease agreements are as follows:

       Year ending December 31:
       1999                                $ 28,308
       2000                                  16,513
                                           --------
        Total minimum lease payments         44,821
       Less-
        Amounts representing interest         3,738
                                           --------
                                             41,083
        Current portion                      25,949
                                           --------
        Long-term portion                  $ 15,134
                                           ========
6. STOCKHOLDERS' EQUITY

Preferred Stock

     The Company's stockholders authorized 5,000,000 shares of preferred stock. The Company has designated 645,000 shares as Series A Preferred Stock and 495,049 shares as Series B Preferred Stock.

Series A Preferred

     On April 1, 1998, the Company sold 645,000 shares of Series A Preferred Stock for net proceeds of $645,000. The Series A Preferred Stock is convertible into an equal number of common shares at the holder's option, subject to adjustment for antidilution, and is automatically converted to common stock in the event of a public offering of securities of the Company. The holders of Series A Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation or dissolution of the Company, the holders of Series A Preferred Stock are entitled to receive all accrued dividends, if applicable, plus a liquidation price per share of $1.00.

     Subject to certain provision, registration rights, as defined in the Certificate of Designation of Series A Convertible Preferred Stock agreement, may be exercised after the earlier of (a) the date specified by a Convertible Preferred Stock agreement, may be exercised after the earlier (a) the date specified by a xxxxxx or written consent or agreement of holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding, approving such conversion, or (b) the effective date of the first registration statement for a public offering of securities of the Company.

Series B Preferred Stock

     On December 8, 1998, the Company sold 412,541 shares of Series B Preferred Stock for net proceeds of $2,500,000. The Series B Preferred Stock is convertible into an equal number of common shares at the holder's option, subject to adjustment for antidilution, and is automatically converted to common stock in the event of a public offering of securities of the Company.
The holders of Series B Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation or dissolution of the Company, the holders of Series B Preferred Stock are entitled to receive all accrued dividends, if applicable, plus a liquidation price per share of $6.06. Certain of the Series B Preferred Stock holders also received warrants to receive 41,254 common shares into Series B Convertible Preferred Stock of the Company at a purchase price equal to $6.06 per share. The warrants expire at the earlier of (a) 18 months after the effective date of the registration statement for an initial public offering by the Company and with a price per share of not less than $6.06 and (b) 60 months after the first date set forth above.

     Subject to certain provisions, registration rights, as defined in the Certificate of Designation of Series B Convertible Preferred Stock agreement, may be exercised after the earlier of (a) the date specified by vote or written consent or agreement of holders of at least two-thirds of the shares of Series B Preferred Stock then outstanding approving such conversion, or (b) the effective date of the first registration statement for a public offering of securities of the Company.

Common Stock

     The Company issued 1,186,667 common shares to its founders in April 1998 for total proceeds of $11,867.

7. COMMITMENTS

Operating Leases

     The Company leases office space, equipment security and trash removal services under operating leases expiring through February 29, 2004. At December 31, 1998, minimum lease commitments under noncancelable leases are as follows:

                                               Equipment/
                  Year               Office     Services
                  ----              --------   ----------
                  1999           $  245,040      $2,225
                  2000              293,005       1,781
                  2001              299,480       1,194
                  2002              305,469         684
                  2003              320,818         342
                  Thereafter         54,190          --
                                 ----------      ------
                                 $1,518,002      $6,226
                                 ==========      ======

Rent expense for the year ended December 31, 1998 was $97,545 for office space.

Advertising and Sponsorship Contracts

     The Company entered into several advertising and sponsorship agreements with third parties, with terms ranging from one to six months whereby the Company provides advertising in exchange for cash payments or goods. The goods are used as awards for winning participants in the Company's online games and sweepstakes. No revenue was earned on such contracts for the year ended December 31, 1998.

8. STOCK OPTIONS

     On April 1, 1998, in order to promote the interests of the Company and retain persons necessary for the success of the Company, the Company adopted its 1998 Stock Option Plan ("Option Plan") covering up to 150,000 shares, pursuant to which employees (including officers), directors and independent contractors of the Company and its present or future subsidiaries and affiliates are eligible to receive incentive and/or nonstatutory stock options. The Option Plan, which expires within ten years, will be administered by the Plan Administrator. The selection of participants, allotment of units, determination of price and other conditions relating to the purchase of options will be determined by the Plan Administrator. Options granted under the Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price, which may be less than, equal to or greater than the fair market value per unit on the date of the grant. Incentive Options, however, may only be granted to employees, the exercise price per share may not be less than 100% of the fair market value per share of common stock on the option grant date, and for a stockholder owning more than 10% of the outstanding common stock, its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant

     Pursuant to SFAS No. 123, the Company has elected to account for its Option Plan under APB Opinion No. 25, under which no compensation expense is recognized for unit option awards granted at or above fair market value. In 1998, the Company granted 95,000 incentive stock options to various employees. The option exercise price equals the stock's fair market value at the grant date, and the options are exercisable over a four-year period, with 25% of options granted becoming exercisable on the one-year anniversary of the grant date and the remaining options becoming exercisable at the rate of 1/48 at the end of each month thereafter. All options will terminate no later than 10 years from the date of grant. Under SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service (or vesting) period. For the year ended December 31, 1998, the compensation cost for this plan determined in accordance with SFAS No. 123, net of compensation expense recognized under APB No. 25, is an immaterial amount. As such the Company's pro-forma net loss has not been presented.

The following table summarizes information about stock options outstanding at December 31, 1998:

                            Number           Weighted Average        Weighted
                         Outstanding             Remaining            Average
Exercise Prices      at December 31, 1998     Contractual Life    Exercise Price
--------------------------------------------------------------------------------
     $.01                   40,000                  9.56                $.01
     $.10                   55,000                  9.95                $.10
                            ------
                            95,000
                            ======

     As of December 31, 1998, none of the outstanding options were exercisable. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.87 percent, expected dividend yield of 0 percent; expected life of 5 years; expected volatility of 100 percent.

The following table summarizes information about stock options outstanding at December 31, 1998:

                                                         December 31, 1998
                                                   -----------------------------
                                                               Weighted Average
                                                    Shares      Exercise Price
                                                   --------   ------------------
Outstanding at beginning of period                       -           $     --
  Granted                                           95,000                .06
  Cancelled                                             --
  Terminated                                            --
  Exercised                                             --
                                                   -------           -------
Outstanding at end of period                        95,000           $   .06
                                                   =======           =======
Options exercisable at end of period                    --
                                                   =======
Weighted average fair value of options granted     $   .05
                                                   =======
9. SUBSEQUENT EVENTS

     On January 7, 1999, the Company issued additional 41,254% shares of Series B Preferred stock for $250,000 in proceeds.

     On April 29, 1999 the Company entered into a merger agreement with Uproar Ltd., a Bermuda corporation, which is a provider of online entertainment and game shows. Under the provisions of the merger agreement, each share of common and preferred stock of the Company will be converted into and exchanged for common stock of Uproar Ltd. based upon a stated conversion rate.